 As filed with the Securities and Exchange Commission on November 7, 1997

                                                Registration No. 333-38461
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                             AMENDMENT NO. 1

                                    TO

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                --------------
   PREMIER BANCSHARES, INC.                  PREMIER CAPITAL TRUST I
  (Exact name of registrant and co-registrant as specified in their charters)

             GEORGIA                                  DELAWARE
 (State or other jurisdiction of          (State or other jurisdiction of
  incorporation or organization)           incorporation or organization)

            58-1793778                              APPLIED FOR
 (I.R.S. Employer Identification          (I.R.S. Employer Identification
               No.)                                     No.)
        2180 Atlanta Plaza                       2180 Atlanta Plaza
     950 E. Paces Ferry Road                  950 E. Paces Ferry Road
      Atlanta, Georgia 30326                   Atlanta, Georgia 30326
          (404) 814-3090                           (404) 814-3090
 (Address(es), including zip code(s), and telephone number(s), including area code(s), of registrant's and
                 co-registrant's principal executive offices)
        Darrell D. Pittard                       Darrell D. Pittard
     Premier Bancshares, Inc.                 Premier Capital Trust I
        2180 Atlanta Plaza                       2180 Atlanta Plaza
     950 E. Paces Ferry Road                  950 E. Paces Ferry Road
      Atlanta, Georgia 30326                   Atlanta, Georgia 30326
          (404) 814-3090                           (404) 814-3090
  (Name, address, including ZIP            (Name, address, including ZIP
             Code and                                 Code and
 telephone number, including area         telephone number, including area
   code, of agent for service)              code, of agent for service)
                                --------------
                                  COPIES TO:
        Steven S. Dunlevie                      Frank M. Conner III
       Elizabeth O. Derrick                     Jonathan H. Talcott
 WOMBLE CARLYLE SANDRIDGE & RICE,                ALSTON & BIRD LLP
               PLLC                        601 Pennsylvania Avenue, N.W.
   1275 Peachtree Street, N.E.,              North Building, Suite 250
            Suite 700,                      Washington, D.C. 20004-2601
   Atlanta, Georgia 30309-3574                     (202) 508-3300
          (404) 872-7000        --------------
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effectiveness of this Registration Statement.
                                --------------
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED NOVEMBER 7, 1997

PROSPECTUS

                      1,000,000 PREFERRED SECURITIES

                            PREMIER CAPITAL TRUST I

                     % CUMULATIVE TRUST PREFERRED SECURITIES
               (LIQUIDATION AMOUNT $25.00 PER PREFERRED SECURITY)
         FULLY AND UNCONDITIONALLY GUARANTEED, AS DESCRIBED HEREIN, BY

                            PREMIER BANCSHARES, INC.
  LOGO

  The % Cumulative Trust Preferred Securities (the "Preferred Securities") offered hereby represent preferred undivided beneficial interests in the assets of Premier Capital Trust I, a statutory business trust created under the laws of the State of Delaware ("Premier Capital Trust"). Premier Bancshares, Inc., a Georgia corporation (the "Company"), will own all of the common
                                                        (Continued on next page)

  Application has been made to have the Preferred Securities approved for quotation on the American Stock Exchange, Inc., under the symbol "PMB.PR."

  SEE "RISK FACTORS" COMMENCING ON PAGE 12 FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE PREFERRED SECURITIES OFFERED HEREBY.
                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
    SECURITIES AND  EXCHANGE COMMISSION OR ANY  STATE SECURITIES COMMISSION
      PASSED UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SECURITIES OFFERED BY THIS PROSPECTUS  ARE NOT SAVINGS OR DEPOSIT ACCOUNTS,
 ARE NOT OBLIGATIONS  OF OR GUARANTEED BY ANY BANKING  OR NONBANKING AFFILIATE
  OF  THE  COMPANY  (EXCEPT  TO  THE EXTENT  THAT  PREFERRED  SECURITIES  ARE
   GUARANTEED BY THE COMPANY AS DESCRIBED HEREIN), ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY AND
    INVOLVE INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF PRINCIPAL.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                PRICE TO     UNDERWRITING  PROCEEDS TO PREMIER
                               PUBLIC(1)    COMMISSION(2)  CAPITAL TRUST(3)(4)

           ---------------------------------------------------------
Per Preferred Security......     $25.00           (3)            $25.00

           ---------------------------------------------------------
Total (5)...................  $25,000,000         (3)          $25,000,000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Plus accumulated Distributions (as defined herein), if any, from the Issue Date (as defined herein).
(2) Premier Capital Trust and the Company have each agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) In view of the fact that the proceeds of the sale of the Preferred Securities will be invested in the Subordinated Debentures, the Company has agreed to pay the Underwriters as compensation for their arranging the investment therein of such proceeds, $1.00 per Preferred Security, or $1,000,000 in the aggregate. See "Underwriting."
(4) Before deducting expenses of the offering which are payable by the Company, estimated to be $350,000.
(5) Premier Capital Trust and the Company have granted the Underwriters an option, exercisable within 30 days from the date of this Prospectus, to purchase up to 150,000 additional Preferred Securities on the same terms and conditions set forth above solely to cover over-allotments, if any. If the option is exercised in full, the total Price to Public, Underwriting Commission and Proceeds to Premier Capital Trust will be $28,750,000, $1,150,000 and $28,750,000, respectively. See "Underwriting."

                                  -----------

  The Preferred Securities are offered, by the Underwriters subject to receipt and acceptance by them, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Preferred Securities will
be made on or about    , 1997.

                                  -----------

J.C.Bradford&Co.
                            Interstate/Johnson Lane
                                  Corporation
                                                           SterneAgee&Leach,Inc.
                                      , 1997

                                                 (Continued from previous page)
securities (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities") representing undivided beneficial interests in the assets of Premier Capital Trust. State Street Bank & Trust Company ("State Street") is the Property Trustee (as defined herein) of
Premier Capital Trust. Premier Capital Trust exists for the purpose of issuing the Preferred Securities and investing the proceeds thereof in an equivalent amount of % Subordinated Debentures (the "Subordinated Debentures") of the Company. The Subordinated Debentures will mature on December 31, 2027 (the "Stated Maturity"). The Preferred Securities will have a preference over the Common Securities under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise over the Common Securities. See "Description of the Preferred Securities-- Subordination of Common Securities."

  Holders of Preferred Securities are entitled to receive cumulative cash distributions, at the annual rate of % of the liquidation amount of $25.00 per Preferred Security (the "Liquidation Amount"), accruing from the date of original issuance (the "Issue Date") and payable quarterly in arrears on the last day of March, June, September and December of each year, commencing December 31, 1997 (the "Distributions"). The Company has the right, so long as no Debenture Event of Default (as defined herein) has occurred and is continuing, to defer payment of interest on the Subordinated Debentures at any time or from time to time for a period not to exceed 20 consecutive quarters with respect to each deferral period (each, an "Extended Interest Payment Period"); provided that no Extended Interest Payment Period shall end on a day other than an Interest Payment Date (as defined herein) or extend beyond the Stated Maturity. Upon the termination of any such Extended Interest Payment Period and the payment of all amounts then due, the Company may elect to begin a new Extended Interest Payment Period subject to the requirements set forth herein. If interest payments on the Subordinated Debentures are so deferred, distributions on the Preferred Securities will also be deferred, and the Company will not be permitted, subject to certain exceptions described herein, to declare or pay any cash distributions with respect to its capital stock or debt securities that rank pari passu with or junior to the Subordinated Debentures. During an Extended Interest Payment Period, interest on the Subordinated Debentures will continue to accrue (and the amount of distributions to which holders of the Preferred Securities are entitled will continue to accumulate) at the rate of % per annum, compounded quarterly, and holders of the Preferred Securities will be required to include interest income in their gross income for United States federal income tax purposes in advance of receipt of the cash distributions with respect to such deferred interest payments. A holder of Preferred Securities that disposes of its Preferred Securities between record dates for payments of distributions (and consequently does not receive a distribution from Premier Capital Trust for the period prior to such disposition) will nevertheless be required to include accrued but unpaid interest on the Subordinated Debentures through the date of disposition in income as ordinary income and to add such amount to its adjusted tax basis in its pro rata share of the underlying Subordinated Debentures deemed disposed of. See "Description of the Subordinated Debentures--Option to Extend Interest Payment Period," "Material Federal Income Tax Consequences--Potential Extension of Interest Payment Period and Original Issue Discount" and "--Disposition of Preferred Securities."

  The Company and Premier Capital Trust believe that, taken together, the obligations of the Company under the Guarantee, the Trust Agreement, the Subordinated Debentures, the Indenture and the Expense Agreement (each as defined herein), provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of all of the obligations of Premier Capital Trust under the Preferred Securities. See "Relationship Among the Preferred Securities, the Subordinated Debentures and the Guarantee--Full and Unconditional Guarantee." The Guarantee of the Company guarantees the payment of Distributions and payments on liquidation or redemption of the Preferred Securities, but only in each case to the extent of funds held by Premier Capital Trust, as described herein. See "Description of the Guarantee--General." If the Company does not make interest payments on the Subordinated Debentures held by Premier Capital Trust, Premier Capital Trust will have insufficient funds to pay Distributions on the Preferred Securities. The Guarantee does not cover payments of Distributions when Premier Capital Trust does not have sufficient funds to pay such Distributions. In such event, a holder of Preferred Securities may institute a legal proceeding directly against the Company pursuant to the terms of the Indenture to force payments of amounts equal to such Distributions to

                                                 (Continued from previous page)
such holder. See "Description of the Subordinated Debentures--Enforcement of Certain Rights by Holders of the Preferred Securities." The obligations of the Company under the Guarantee and the Preferred Securities are subordinate and junior in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations (each as defined herein) of the Company. The Subordinated Debentures are unsecured obligations of the Company and are subordinated to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company.

  The Preferred Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Subordinated Debentures at maturity or their earlier redemption. Subject to approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve"), if then required under applicable capital guidelines or policies of the Federal Reserve, the Subordinated Debentures are redeemable prior to maturity at the option of the Company (i) on or after December 31, 2007 in whole at any time or in part from time to time, or (ii) at any time, in whole (but not in part), within 180 days following the occurrence of a Tax Event, a Capital Event or an Investment Company Event (each as defined herein), in each case at a redemption price equal to the accrued and unpaid interest on the Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof allocated on a pro rata basis (based upon Liquidation Amounts) among the Trust Securities (the "Redemption Price"). See "Description of the Preferred Securities--Redemption or Exchange."

  The Company has the right at any time to dissolve, wind-up or terminate Premier Capital Trust subject to the Company's having received prior approval of the Federal Reserve to do so if then required under applicable capital guidelines or policies of the Federal Reserve. In the event of the voluntary or involuntary dissolution, winding up or termination of Premier Capital Trust, after satisfaction of liabilities to creditors of Premier Capital Trust as required by applicable law, the holders of Preferred Securities will be entitled to receive a Liquidation Amount of $25.00 per Preferred Security, plus accumulated and unpaid Distributions thereon to the date of payment, which may be in the form of a distribution of such amount of a Subordinated Debenture having an aggregate principal amount equal to the Liquidation Amount of such Preferred Securities (and carrying with it accumulated interest in an amount equal to the accumulated and unpaid Distributions then due on such Preferred Securities), subject to certain exceptions. See "Description of the Preferred Securities--Redemption or Exchange" and "--Liquidation Distribution Upon Termination."


                               ----------------

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE PREFERRED SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             AVAILABLE INFORMATION

  This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company and Premier Capital Trust with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 as amended (the "Securities Act") with respect to the Preferred Securities and the Subordinated Debentures. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, although it does include a summary of the material terms of the Indenture and the Trust Agreement. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to the Company, Premier Capital Trust, the Preferred Securities and the Subordinated Debentures. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission or incorporated by reference herein are not necessarily complete, and, in each instance, reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934 as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Commission. Premier Capital Trust is not currently subject to the information reporting requirements of the Exchange Act and although Premier Capital Trust will become subject to such requirements upon the effectiveness of the Registration Statement, it is not expected that Premier Capital Trust will be filing separate reports under the Exchange Act. The Company's reports, proxy statements and other information can be inspected and copied at the following public reference facilities maintained by the Commission: 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, upon payment of prescribed rates. The Company's common stock is listed on the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006-1881 under the symbol "PMB." The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers who file electronically with the Commission. The address of that site is http://www.sec.gov. In addition, reports, proxy statements and other information concerning the Company may be inspected at the offices of the American Stock Exchange, Inc.

  No separate financial statements of Premier Capital Trust have been included herein. The Company does not consider that such financial statements would be material to holders of Preferred Securities because (i) all of the voting securities of Premier Capital Trust will be owned by the Company, a reporting company under the Exchange Act, (ii) Premier Capital Trust has no independent operations but exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of Premier Capital Trust and investing the proceeds thereof in Subordinated Debentures issued by the Company, and (iii) the obligations of the Company described herein to provide certain indemnities in respect of and be responsible for certain costs, expenses, debts and liabilities of Premier Capital Trust under the Indenture and pursuant to the Trust Agreement, the Guarantee issued by the Company with respect to the Preferred Securities, the Subordinated Debentures purchased by Premier Capital Trust and the related Indenture, taken together, constitute, in the belief of the Company and Premier Capital Trust, a full and unconditional guarantee of payments due on the Preferred Securities. See "Description of the Subordinated Debentures" and "Description of the Guarantee."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, previously filed by the Company with the Commission pursuant to Section 13 of the Exchange Act, are incorporated herein by reference:

  (a) the Company's Annual Report on Form 10-K, as amended by the Company's Form 10-K/A, for the year ended December 31, 1996;

  (b) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, and Form 10-Q, as amended by the Company's Form 10-Q/A for the quarter ended June 30, 1997 (which Quarterly Report on Form 10-Q/A for June 30, 1997 includes (i) restated interim financial statements giving effect to the combination of Central and Southern Holding Company ("Central and Southern") with the Company, accounted for as a pooling of interests, and (ii) management's discussion and analysis of financial condition and results of operations of the Company, giving effect to the combination of Central and Southern with the Company, accounted for as a pooling of interests);

  (c) the Company's Current Reports on Form 8-K dated June 23, 1997 and Form 8-K/A dated August 27, 1997 (which includes pro forma consolidated financial statements of the Company, giving effect to the combination of Central and Southern with the Company, accounted for as a pooling of interests); and

  (d) the Company's Current Report on Form 8-K/A dated November 4, 1997 (which includes (i) supplemental pro forma consolidated financial statements of the Company giving effect to the combination of Citizens Gwinnett Bankshares, Inc. with the Company, accounted for as a pooling of interests, and (ii) restated annual financial statements of the Company giving effect to the combination of Central and Southern with the Company, accounted for as a pooling of interests).

  All reports and any definitive proxy or information statements filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Preferred Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in documents incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. In particular, reference is made to the Company's Current Report on Form 8-K/A dated November 4, 1997, which includes
(i) supplemental pro forma consolidated financial statements, giving effect to the combination of Citizens Gwinnett Bankshares, Inc. with the Company and
(ii) restated financial statements of the Company giving effect to the combination of Central and Southern with the Company, accounted for as a pooling of interests. See "Prospectus Summary" and "The Company--Recent Developments."

  The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Written requests for such copies should be directed to Michael E. Ricketson, Executive Vice President and Chief Financial Officer, Premier Bancshares, Inc., 2180 Atlanta Plaza, 950 E. Paces Ferry Road, Atlanta, Georgia 30326. Telephone requests may be directed to (404) 814-3090.

                         PREMIER BANCSHARES, INC.

                                      LOGO

  On June 24, 1997, the Company entered into a definitive agreement to acquire Citizens Gwinnett Bankshares, Inc, which is expected to close in 1997.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus does not give effect to the exercise of the Underwriters' over-allotment option. Prospective investors should carefully consider the information set forth under the heading "Risk Factors."

                                  THE COMPANY

  The Company, a Georgia corporation, is a bank and thrift holding company headquartered in Atlanta, Georgia. Through its three wholly-owned financial institution subsidiaries, Premier Bank, The Central and Southern Bank of Georgia ("Central and Southern Bank"), and The Central and Southern Bank of North Georgia, F.S.B. ("Central and Southern Bank of North Georgia") (collectively, the "Banking Subsidiaries"), the Company operates 16 banking offices located in the Atlanta metropolitan area and in northern and central Georgia. In these markets, the Banking Subsidiaries provide a broad array of community banking services, including: loans to and deposits of small and medium-sized businesses; residential, construction and development loans; commercial real estate loans; consumer loans and a variety of commercial and consumer deposit accounts.

  In addition, through its wholly-owned mortgage banking subsidiary, Premier Lending Corporation ("Premier Lending"), the Company operates eight mortgage loan production offices in the Atlanta metropolitan area and one in each of Jacksonville, Florida, Charleston, South Carolina, and Mobile, Alabama. Premier Lending is a retail originator of residential mortgage loans which are sold to correspondent mortgage investors and is an approved Federal National Mortgage Association ("FNMA") and Federal Home Loan Mortgage Corporation ("FHLMC") seller-servicer of mortgage loans and an approved Department of Housing and Urban Development ("HUD") and Veterans Administration ("VA") mortgage originator.

  The following information summarizes certain selected consolidated financial information of the Company for the periods presented. For complete financial information concerning the Company see "Available Information," "Documents Incorporated by Reference" and "Selected Consolidated Financial Data."

                                                                            AS OF AND FOR THE
                                                                               SIX MONTHS
                          AS OF AND FOR THE YEAR ENDED DECEMBER 31,          ENDED JUNE 30,
                         -------------------------------------------------  ------------------
                           1992       1993      1994      1995      1996      1996      1997
                         --------   --------  --------  --------  --------  --------  --------
                                                                               (UNAUDITED)
                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Total assets............ $413,484   $385,482  $355,523  $445,374  $519,944  $476,674  $587,424
Net income (loss).......   (2,829)       198     1,908     4,548     5,494     2,959     4,088
Net income (loss) per
 share..................    (0.47)      0.03      0.25      0.57      0.68      0.37      0.51
Total shareholders' eq-
 uity...................   31,981     37,234    37,038    46,090    47,180    45,738    50,355
Return on average equi-
 ty.....................    (8.49)%     0.57%     5.09%    10.46%    11.90%    12.88%    17.30%
Return on average as-
 sets...................    (0.65)      0.05      0.51      1.11      1.17      1.28      1.50

  The Company is a locally-focused, community-oriented financial services holding company with several specialized lines of business such as commercial finance (including asset-based loans), Small Business Administration ("SBA") lending, residential construction lending, residential mortgage loan origination and commercial real estate mortgage loan origination. The Company's extensive knowledge of both its product lines and local markets allows it to compete effectively with larger institutions by offering a wide range of products while maintaining strong community relationships and name recognition within its markets. In addition, management believes that there continues to be increased opportunities in the retail and small commercial loan product market as larger competitors focus on the higher dollar and volume loan product markets.

  The Company's objective is to be the preeminent provider of banking services for small and medium-sized businesses, focusing on internal growth through branching in key markets, developing new products and cross-selling its banking products to existing and new mortgage borrowers. In addition, management intends to enhance shareholder value by continuing to increase its market share through engaging in additional mergers and acquisitions of banks, bank holding companies, thrifts, mortgage companies and insurance brokerage operations.

  Acquisitions of unaffiliated financial institutions during the past two years have been a principal source of the Company's growth. On August 31, 1996, the Company acquired a thrift holding company then named Premier Bancshares, Inc., and on June 23, 1997, the Company acquired Central and Southern, a bank and thrift holding company. As a result of these two transactions, the Company added nine banking offices and approximately $326 million in assets and approximately $260 million in deposits to its existing franchise. The historical financial statements of the Company have been restated to give effect to these acquisitions which were accounted for as poolings of interests. On October 17, 1997, the Company acquired Traditional Mortgage Corporation ("Traditional"), a Georgia corporation specializing in mortgage banking, and merged Traditional with and into Premier Lending, adding five loan production offices to Premier Lending's existing franchise. With the consummation of the Traditional acquisition, the Company is one of the largest volume residential mortgage lenders based in the State of Georgia, averaging approximately $55 million in loan closings per month for the nine months ended September 30, 1997. See "The Company--Recent Developments" and "Incorporation of Certain Documents by Reference."

  Premier Bank and Central and Southern Bank are Georgia state banks, Central and Southern Bank of North Georgia is a federal savings association, and Premier Lending is a Georgia corporation. The principal executive offices of the Company are located at 2180 Atlanta Plaza, 950 E. Paces Ferry Road, Atlanta, Georgia 30326, and its telephone number at such address is (404) 814-3090.

                              RECENT DEVELOPMENTS

  On October 9, 1997, the Company announced its operating results for the three and nine months ended September 30, 1997. Net income increased approximately 197% to $2.6 million, or $0.32 per share, for the three months ended September 30, 1997, from approximately $865,000, or $0.11 per share, for the three months ended September 30, 1996. For the nine months ended September 30, 1997, the Company reported net income of approximately $6.7 million, or $0.82 per share, which represented approximately a 74% increase from $3.8 million, or $0.48 per share, for the nine months ended September 30, 1996. For the three months ended September 30, 1997, the Company's return on assets and return on equity were 1.76% and 20.15%, respectively, compared to 0.72% and 7.58%, respectively for the three months ended September 30, 1996. The Company's return on assets and return on equity for the nine months ended September 30, 1997 were 1.59% and 18.02%, respectively, compared to 1.09% and 11.02%, respectively, for the nine months ended September 30, 1996. As of September 30, 1997, the Company had total consolidated assets of approximately $587 million, total consolidated deposits of approximately $486 million, and total consolidated shareholders' equity of approximately $52.5 million.

  On June 24, 1997, the Company entered into a definitive agreement to acquire Citizens Gwinnett Bankshares, Inc. ("Citizens"), which management considers probable of consummation and which is expected to close in 1997. Citizens is a Georgia corporation and a bank holding company located in Gwinnett County, Georgia with total consolidated assets of approximately $163 million and total consolidated deposits of approximately $150 million as of June 30, 1997. If the acquisition of Citizens had been consummated on June 30, 1997, the Company would have been the fifth largest bank and thrift holding company headquartered in the State of Georgia according to the Georgia Department of Banking and Finance (the "Georgia Department of Banking").

                             PREMIER CAPITAL TRUST

  Premier Capital Trust is a statutory business trust formed under Delaware law pursuant to (i) a trust agreement, dated as of October 21, 1997, executed by the Company, as depositor, and the trustees of Premier

Capital Trust (together with the Property Trustee, the "Trustees"), and (ii) a certificate of trust filed with the Delaware Secretary of State on October 21, 1997. The initial trust agreement will be amended and restated in its entirety (as so amended and restated, the "Trust Agreement") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Upon issuance of the Preferred Securities, the purchasers thereof will own all of the Preferred Securities. The Company will acquire all of the Common Securities which will represent an aggregate liquidation amount equal to at least 3% of the total capital of Premier Capital Trust. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities, except that upon the occurrence and during the continuance of an Event of Default (as defined herein) under the Trust Agreement resulting from a Debenture Event of Default, the rights of the Company as holder of the Common Securities to payment in respect of Distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Preferred Securities. See "Description of the Preferred Securities--Subordination of Common Securities." Premier Capital Trust exists for the exclusive purposes of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of Premier Capital Trust, (ii) investing the gross proceeds of the Trust Securities in the Subordinated Debentures and payments thereunder issued by the Company, and (iii) engaging in only those other activities necessary, advisable, or incidental thereto. The Subordinated Debentures will be the only assets of Premier Capital Trust and payments under the Subordinated Debentures will be the only revenue of Premier Capital Trust. Premier Capital Trust has a term of 31 years, but may terminate earlier as provided in the Trust Agreement. The principal executive office of Premier Capital Trust is 2180 Atlanta Plaza, 950 East Paces Ferry Road, Atlanta, Georgia 30326 and its telephone number at such address is (404) 814-3090.

                                  THE OFFERING

Securities            1,000,000 Preferred Securities having a Liquidation
Offered.............  Amount of $25.00 per Preferred Security. The
                      Preferred Securities represent preferred undivided beneficial interests in the assets of Premier Capital
                      Trust, which will consist solely of the Subordinated
                      Debentures and payments thereunder. The Company and Premier Capital Trust have granted the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase up to an additional
                      150,000 Preferred Securities at the initial offering price, solely to cover over-allotments, if any.

Payment of            The Distributions payable on each Preferred Security
Distributions.......  will be fixed at a rate per annum of  % of the
                      Liquidation Amount of $25.00 per Preferred Security,
                      will be cumulative, will accrue from    , 1997, the
                      date of issuance of the Preferred Securities, and will be payable quarterly in arrears, on March 31, June 30, September 30 and December 31 of each year, commencing December 31, 1997. See "Description of the
                      Preferred Securities--Distributions--Payment of
                      Distributions."

Option to Extend
Interest Payment
Period..............
                      The Company has the right, at any time, so long as no Debenture Event of Default has occurred and is continuing, to defer payments of interest on the Subordinated Debentures for a period not exceeding 20 consecutive quarters; provided, that no Extended Interest Payment Period may end on a day other than an Interest Payment Date or extend beyond the Stated Maturity of the Subordinated Debentures. As a consequence of the extension by the Company of the interest payment period, quarterly Distributions on the Preferred

                      Securities will be deferred (though such Distributions will continue to accrue with interest thereon compounded quarterly, since interest will continue to accrue and compound on the Subordinated Debentures) during any such Extended Interest Payment Period. During an Extended Interest Payment Period, the Company will be prohibited, subject to certain exceptions described herein, from declaring or paying any cash distributions with respect to its capital stock or debt securities that rank pari passu with or junior to the Subordinated Debentures. Upon the termination of any Extended Interest Payment Period and the payment of all amounts then due, the Company may commence a new Extended Interest Payment Period, subject to the foregoing requirements. See "Description of the Preferred Securities-- Distributions--Extended Interest Payment Period" and "Description of the Subordinated Debentures--Option to Extend Interest Payment Period."

                      Should an Extended Interest Payment Period occur, holders of Preferred Securities will be required to include deferred interest income in their gross income for United States federal income tax purposes in advance of receipt of the cash distributions with respect to such deferred interest payments. See "Material Federal Income Tax Consequences--Potential Extension of Interest Payment Period and Original Issue Discount."

Ranking.............  The Preferred Securities will rank pari passu, and payments thereon will be made pro rata, with the Common Securities except as described under "Description of Preferred Securities--Subordination of Common Securities." The Subordinated Debentures will be unsecured and subordinate and junior in right of payment to the extent and in the manner set forth in the Indenture. See "Description of the Subordinated Debentures." The Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to the extent and in the manner set forth in the Guarantee. See "Description of the Guarantee." In addition, because the Company is a holding company, the Subordinated Debentures and the Guarantee will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, including the Banking Subsidiaries' deposit liabilities. See "Description of the Subordinated Debentures-- Subordination."

Optional              The Preferred Securities are subject to redemption,
Redemption..........  in whole or in part, upon repayment of the
                      Subordinated Debentures at maturity or their earlier redemption. Subject to Federal Reserve approval, if then required under applicable capital guidelines or policies of the Federal Reserve, the Subordinated
                      Debentures are redeemable prior to maturity at the option of the Company (i) on or after December 31, 2007 in whole at any time or in part from time to time, or (ii) at any time, in whole (but not in part), within 180 days following the occurrence of a Capital Event, Tax Event or an Investment Company
                      Event, in each case at the redemption price equal to 100% of the principal amount of the Subordinated
                      Debenture, together with any accrued but unpaid interest to the date fixed for redemption (the
                      "Redemption Price"). See "Description of the
                      Subordinated Debentures--Redemption or Exchange."

No Rating...........  The Preferred Securities are not expected to be rated by any rating service, nor is any other security issued by the Company so rated.

Distribution of
Subordinated
Debentures..........

                      The Company has the right at any time to terminate Premier Capital Trust and cause the Subordinated Debentures to be distributed to holders of Preferred Securities in liquidation of Premier Capital Trust, subject to the Company's having received prior approval of the Federal Reserve to do so if then required under applicable capital guidelines or policies of the Federal Reserve. See "Description of the Preferred Securities-- Redemption or Exchange" and "Description of the Preferred Securities--Liquidation Distribution Upon Termination."

Guarantee...........  The Company has guaranteed the payment of
                      Distributions and payments on liquidation or redemption of the Preferred Securities, but only in each case to the extent of funds held by Premier Capital Trust, as described herein. The Company and Premier Capital Trust believe that, taken together, the obligations of the Company under the Guarantee, the Trust Agreement, the Subordinated Debentures, the Indenture and the Expense Agreement provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of all of the obligations of Premier Capital Trust under the Preferred Securities. The obligations of the Company under the Guarantee and the Preferred Securities are subordinate and junior in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company. If the Company does not make principal or interest payments on the Subordinated Debentures, Premier Capital Trust will not have sufficient funds to make distributions on the Preferred Securities; in which event, the Guarantee will not apply to such Distributions until Premier Capital Trust has sufficient funds available therefor. See "Description of the Guarantee."

Voting Rights.......
                      The holders of the Preferred Securities will have no voting rights except in limited circumstances. As a condition to listing the Preferred Securities, the American Stock Exchange has imposed certain requirements. Specifically, if any Distributions payable on the Preferred Securities are in arrears for six quarterly periods, the holders of the Preferred Securities, voting separately as a class with any other preferred securities having similar voting rights, will be entitled at the next regular or special meeting of shareholders of the Company to elect two directors to the Board of Directors of the Company (such voting rights will continue until such time as the Distribution arrearage on the Preferred Securities have been paid in full). The affirmative consent of the holders of at least 66 2/3% of the outstanding Preferred Securities will be required by Premier Capital Trust for amendments to the Trust Agreement that would affect adversely the rights or privileges of the holders of the Preferred Securities. See "Description of the Preferred Securities--Voting Rights; Amendment of Trust Agreement."

ERISA                 Prospective purchasers should consider the
Considerations......  restrictions on purchase set forth under "ERISA
                      Considerations."

Absence of Market
for the Preferred
Securities..........

                      The Preferred Securities will be a new issue of securities for which there currently is no market. Although the Preferred Securities have been approved for listing on the American Stock Exchange, subject to notice of issuance, there can be no assurance that an active trading market in the Preferred Securities will develop or if one does develop, that it will be maintained. Accordingly, there can be no assurance as to the development or liquidity of any market for the Preferred Securities.

American Stock
Exchange............  The Preferred Securities have been approved for listing on the American Stock Exchange under the symbol "PMB.PR," subject to notice of issuance.

  For additional information regarding the Preferred Securities, see "Premier Capital Trust I," "Use of Proceeds," "Description of the Preferred Securities," "Description of the Subordinated Debentures," "Description of the Guarantee," "Relationship Among the Preferred Securities, the Subordinated Debentures and the Guarantee," "Material Federal Income Tax Consequences," and "ERISA Considerations."

                                USE OF PROCEEDS

  The proceeds from the sale of the Preferred Securities offered hereby will be used by Premier Capital Trust to purchase the Subordinated Debentures issued by the Company. The net proceeds to the Company from the sale of Subordinated Debentures offered hereby are estimated to be approximately $23.7 million ($27.3 million if the Underwriters' over-allotment option is exercised in full), after deducting the underwriting commission and estimated offering expenses. The Company intends to use the net proceeds for general corporate purposes, including, but not limited to, financing acquisitions, repurchasing outstanding common stock of the Company, investing in or extending credit to its subsidiaries, reduction of long-term debt and reduction of certain short-term borrowings of the Company. As of the date of this Prospectus, the Company has not entered into any agreements or understandings with respect to any potential acquisition of the type referred to in the preceding sentence, and no discussions or negotiations with respect to any such potential acquisition are taking place. The precise amount and timing of the application of such net proceeds used for such corporate purposes will depend on the funding requirements and availability of other funds to the Company and its needs. Pending such application by the Company, such net proceeds may be temporarily invested in short-term interest-bearing securities. The proceeds from the Preferred Securities will qualify as Tier 1 or core capital of the Company under the risk-based capital guidelines of the Federal Reserve. Federal Reserve guidelines for calculation of Tier 1 capital limit the amount of cumulative preferred stock which can be included in Tier 1 capital to 25% of total Tier 1 capital. See "Use of Proceeds."

                                  RISK FACTORS

  Prospective purchasers of the Preferred Securities should carefully consider the risks in connection with this offering set forth under "Risk Factors."

                      SELECTED CONSOLIDATED FINANCIAL DATA

  The summary below should be read in conjunction with the financial information included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, Quarterly Report on Form 10-Q as amended by the Company's 10-Q/A for the quarter ended June 30, 1997, and Current Report on Form 8-K/A dated November 4, 1997 (which includes restated financial statements of the Company giving effect to the combination of Central and Southern with the Company, accounted for as a pooling of interests). Interim unaudited data for the six months ended June 30, 1996 and 1997 reflect, in the opinion of management of the Company, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the six months ended June 30, 1996 and 1997 are not necessarily indicative of results which may be expected for any other interim period or the year as a whole. The consolidated financial data as of December 31, 1992, 1993 and 1994 and for the years ended December 31, 1992 and 1993 presented below are unaudited and are based upon the audited year end financial information of the Company, which has a fiscal year end of December 31 and the unaudited interim financial information of an entity acquired by the Company which had a fiscal year end of March 31. See "Available Information," "Incorporation of Certain Documents by Reference" and "Selected Consolidated Financial Data."

                                                                                     AS AND FOR THE
                                   AS OF AND FOR THE YEAR ENDED                        SIX MONTHS
                                           DECEMBER 31,                              ENDED JUNE 30,
                         ------------------------------------------------------    --------------------
                           1992        1993       1994       1995       1996         1996       1997
                         ---------   ---------  ---------  ---------  ---------    ---------  ---------
                                                                                       (UNAUDITED)
                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED RESULTS OF OP-
 ERATIONS DATA:
 Interest income........ $  39,345   $  31,234  $  27,723  $  33,575  $  40,252    $  19,904  $  23,045
 Interest expense.......    21,694      15,206     13,028     16,662     20,238        9,766     11,379
                         ---------   ---------  ---------  ---------  ---------    ---------  ---------
 Net interest income....    17,651      16,028     14,695     16,913     20,014       10,138     11,666
                         ---------   ---------  ---------  ---------  ---------    ---------  ---------
 Provision (negative
  provision) for loan
  losses................    12,283       3,732        285       (700)      (418)        (229)      (130)
 Other income...........     3,683       4,025      4,622      9,087     13,118        5,884      8,520
 Other expense..........    13,073      16,605     16,159     20,378     26,346       12,277     14,649
                         ---------   ---------  ---------  ---------  ---------    ---------  ---------
 Income (loss) before
  income tax expense
  (benefit) and minority
  interest..............    (4,022)       (284)     2,873      6,322      7,204        3,974      5,667
 Income tax expense
  (benefit).............    (1,193)       (482)       965      1,761      1,698        1,009      1,571
 Minority interest in
  net income of subsidi-
  ary...................       --          --         --          13         12            6          8
                         ---------   ---------  ---------  ---------  ---------    ---------  ---------
  Net income (loss)..... $  (2,829)  $     198  $   1,908  $   4,548  $   5,494    $   2,959  $   4,088
                         =========   =========  =========  =========  =========    =========  =========
PER SHARE DATA:
 Net income (loss)...... $   (0.47)  $    0.03  $    0.25  $    0.57  $    0.68    $    0.37  $    0.51
 Dividends declared.....      0.04         --        0.07       0.09       0.41(1)      0.16       0.11
 Book value.............      4.78        5.57       4.93       5.79       5.97         5.79       6.36
 Tangible book value....      4.59        5.38       4.85       5.48       5.61         5.41       6.02
 Weighted average shares
  outstanding........... 6,898,295   7,063,906  7,041,663  7,982,660  8,091,369    7,970,193  8,062,259
SELECTED BALANCE SHEET
 DATA:
 Total assets........... $ 413,484   $ 385,482  $ 355,523  $ 445,374  $ 519,944    $ 476,674  $ 587,424
 Securities available
  for sale..............    53,609      45,785     47,254    110,311     99,732      106,379     99,706
 Securities held to ma-
  turity................    64,773      77,152     56,514        --         --           --         --
 Loans held for sale....       --        4,446      5,125     25,912     24,408       30,579     40,333
 Loans, net.............   250,173     201,909    184,514    240,953    306,721      277,957    371,369
 Federal funds sold.....    11,327      23,065     34,179     19,217     42,896       15,070     20,138
 Total deposits.........   376,482     341,850    294,848    358,927    431,898      386,424    472,356
 Total borrowings.......       756       4,399     21,144     34,462     35,242       40,220     59,088
 Total shareholders' eq-
  uity..................    31,981      37,234     37,038     46,090     47,180       45,738     50,355
 Total liabilities......   381,503     348,249    318,484    399,267    472,751      430,928    537,069
PERFORMANCE RATIOS:
 Return on average as-
  sets..................     (0.65)%      0.05%      0.51%      1.11%      1.17%        1.28%      1.50%
 Return on average equi-
  ty....................     (8.49)       0.57       5.09      10.46      11.90        12.88      17.30
ASSET QUALITY RATIOS:
 Nonperforming
  loans/total loans, net
  of unearned income and
  fees..................      2.51%       1.58%      0.98%      0.44%      0.45%        0.34%      0.27%
 Nonperforming
  assets/total assets...      1.95        1.55       0.98       0.45       0.46         0.32%      0.29
 Allowance for loan
  loss/total loans, net
  of unearned income and
  fees..................      2.54        3.01       2.95       2.43       2.10         2.25       1.84
 Allowance for loan
  loss/nonperforming
  loans.................    100.84      189.96     300.42     556.36     460.91       653.84     688.35
 Allowance for loan
  losses/nonperforming
  assets................     80.59      104.86     161.49     302.02     276.66       424.17     411.39
 Net loan charge-off
  (recoveries)/average
  loans.................      3.81        1.72       0.46      (0.32)     (0.33)       (0.06)     (0.16)
CAPITAL RATIOS:
 Leverage capital ra-
  tio...................      7.70%       8.19%      9.97%     10.53%      8.59%        8.99%      8.54%
 Tier 1 capital ratio...     11.23       13.46      15.57      15.69      11.88        13.16      11.33
 Total capital..........     12.60       15.29      16.82      16.85      12.96        14.33      12.58
 Total shareholders' eq-
  uity to total assets..      7.73        9.66      10.42      10.35       9.07         9.60       8.57

-------
(1) In 1996, a dividend related to 1995 earnings was declared and paid in January 1996. An additional dividend related to 1996 earnings was declared in December 1996 and paid in January 1997.

                        SUMMARY PRO FORMA FINANCIAL DATA

  The following unaudited pro forma financial data give effect to the merger with Citizens as of the dates and for the periods indicated, assuming such merger is accounted for as a pooling of interests. The unaudited pro forma financial data are presented for informational purposes only and are not necessarily indicative of the combined financial position or results of operations which actually would have occurred if the transaction had been consummated at that date and for the periods indicated or which may be obtained in the future. The information should be read in conjunction with the unaudited pro forma financial information included in the Company's Current Report on Form 8-K/A dated November 4, 1997. See "Available Information," "Incorporation of Certain Documents by Reference," and "The Company--Recent Developments."

                                                                AT JUNE 30, 1997
                                                                ----------------
                                                                 (IN THOUSANDS)
      SELECTED BALANCE SHEET DATA:
       Total assets............................................     $750,370
       Loans and loans held for sale, net......................      519,484
       Securities available for sale...........................      139,465
       Federal funds sold......................................       20,628
       Interest-bearing deposits in banks......................        8,970
       Total deposits..........................................      622,723
       Total borrowings........................................       59,250
       Total shareholders' equity..............................       61,320

                                                                    FOR THE
                                              FOR THE             SIX MONTHS
                                      YEAR ENDED DECEMBER 31,   ENDED JUNE 30,
                                      ------------------------  ----------------
                                       1994    1995     1996     1996     1997
                                      ------- -------  -------  -------  -------
                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED RESULTS OF OPERATIONS DATA:
 Interest income....................  $33,517 $41,006  $51,271  $24,892  $29,650
 Interest expense...................   15,087  19,873   25,343   12,046   14,056
 Net interest income................   18,430  21,133   25,928   12,846   15,594
 Provision (negative provision) for
  loan losses.......................      365    (582)    (115)     (39)     184
 Net interest income after provision
  (negative provision) for loan
  losses............................   18,065  21,715   26,043   12,885   15,410
 Other income.......................    5,170   9,649   13,956    6,254    9,002
 Other expense......................   18,763  23,610   30,788   14,467   17,365
 Income taxes expense...............    1,559   2,188    2,194    1,173    1,995
 Net income.........................    2,913   5,553    7,005    3,493    5,044
 Net income per common and common
  equivalent share..................     0.31    0.56     0.69     0.35     0.50
 Net income per common and common
  equivalent share assuming full
  dilution..........................     0.31    0.56     0.69     0.35     0.50

                                 RISK FACTORS

  Prospective investors should carefully consider, together with the other information contained and incorporated by reference in this Prospectus, the following risk factors before purchasing the Preferred Securities offered hereby. Certain statements in this Prospectus and documents incorporated herein by reference are forward-looking and are identified by the use of forward-looking words or phrases such as "intended," "will be positioned," "expects," is or are "expected," "anticipates," and "anticipated." These forward-looking statements are based on the Company's current expectations. To the extent any of the information contained or incorporated by reference in this Prospectus constitutes a "forward-looking statement" as defined in
Section 21E(i)(1) of the Exchange Act, the risk factors set forth below are cautionary statements identifying important factors that could cause actual results to differ materially from those in the forward-looking statement. These considerations are not intended to represent a complete list of the general or specific risks that may affect the Preferred Securities, the Subordinated Debentures or the Company and Premier Capital Trust. It should be recognized that other risks may be significant, presently or in the future.

RISK FACTORS RELATING TO THE PREFERRED SECURITIES

  RANKING OF SUBORDINATED OBLIGATIONS UNDER THE GUARANTEE AND THE SUBORDINATED DEBENTURES. The obligations of the Company under the Guarantee issued for the benefit of the holders of Preferred Securities and under the Subordinated Debentures are unsecured and rank subordinate and junior in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company. Because the Company is a holding company, the right of the Company to participate in any distribution of assets of any of its subsidiaries upon such subsidiary's liquidation or reorganization or otherwise (and thus the ability of holders of the Preferred Securities to benefit indirectly from such distribution) is subject to the prior claims of creditors of that subsidiary, except to the extent that the Company may itself be recognized as a creditor of that subsidiary. At June 30, 1997, the Banking Subsidiaries and Premier Lending had total liabilities (excluding liabilities owed to the Company) of approximately $531 million. The Subordinated Debentures, therefore, will be effectively subordinated to all existing and future liabilities of the subsidiaries and holders of Subordinated Debentures and Preferred Securities should look only to the assets of the Company for payments on the Subordinated Debentures. Neither the Indenture, the Guarantee nor the Trust Agreement places any limitation on the amount of secured or unsecured debt, including Senior Debt, Subordinated Debt and Additional Senior Obligations, that may be incurred by the Company. See "Description of the Guarantee--Status of the Guarantee" and "Description of the Subordinated Debentures--Subordination."

  The ability of Premier Capital Trust to pay amounts due on the Preferred Securities is solely dependent upon the Company's making payments on the Subordinated Debentures as and when required.

  Regulations limit the amount of dividends that may be paid by the Banking Subsidiaries without prior regulatory approval. As of June 30, 1997, the Banking Subsidiaries could declare additional dividends to the Company, without regulatory approval, of approximately $2.6 million. Federal and state regulatory agencies also have the authority to limit further the Banking Subsidiaries' payment of dividends based on other factors, such as the maintenance of adequate capital for the Banking Subsidiaries, which could reduce the amount of dividends otherwise payable.

  OPTION TO EXTEND INTEREST PAYMENT PERIOD; TAX CONSEQUENCES; MARKET PRICE CONSEQUENCES. The Company has the right under the Indenture, so long as no Debenture Event of Default has occurred and is continuing, to defer the payment of interest on the Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each Extended Interest Payment Period; provided that no Extended Interest Payment Period may end on a day other than an Interest Payment Date or extend beyond the Stated Maturity of the Subordinated Debentures. As a consequence of any such deferral, quarterly Distributions on the Preferred Securities by Premier Capital Trust will be deferred (and the amount of Distributions to which holders of the Preferred Securities are entitled will accumulate additional Distributions thereon at the rate of % per annum, compounded quarterly from the relevant payment date for such Distributions) during any such Extended Interest Payment Period. During any such Extended Interest Payment

Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock (other than the reclassification of any class of the Company's capital stock into another class of capital stock),
(ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the Subordinated Debentures (other than payments under the Guarantee), or (iii) redeem, purchase or acquire less than all of the Subordinated Debentures or any of the Preferred Securities. Prior to the termination of any such Extended Interest Payment Period, the Company may further defer the payment of interest; provided that no Extended Interest Payment Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Subordinated Debentures. Upon the termination of any Extended Interest Payment Period and the payment of all interest then accrued and unpaid (together with interest thereon at the annual rate of % compounded quarterly, to the extent permitted by applicable law), the Company may elect to begin a new Extended Interest Payment Period, subject to the above requirements. Subject to the foregoing, there is no limitation on the number of times that the Company may elect to begin an Extended Interest Payment Period. See "Description of the Preferred Securities--Distributions--Extended Interest Payment Period" and "Description of the Subordinated Debentures-- Option to Extend Interest Payment Period."

  Should an Extended Interest Payment Period occur, each holder of Preferred Securities will be required to accrue and recognize income (in the form of original issue discount) in respect of its pro rata share of the interest accruing on the Subordinated Debentures held by Premier Capital Trust for United States federal income tax purposes. A holder of Preferred Securities must, as a result, include such income in gross income for United States federal income tax purposes in advance of the receipt of cash, and will not receive the cash related to such income from Premier Capital Trust if the holder disposes of the Preferred Securities prior to the record date for the payment of the related Distributions. See "Material Federal Income Tax Consequences--Potential Extension of Interest Payment Period and Original Issue Discount."

  The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Debentures. Should the Company elect, however, to exercise such right in the future, the market price of the Preferred Securities is likely to be adversely affected. A holder that disposes of its Preferred Securities during an Extended Interest Payment Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Preferred Securities. As a result of the existence of the Company's right to defer interest payments, the market price of the Preferred Securities may be more volatile than the market prices of other securities on which original issue discount accrues that are not subject to such optional deferrals.

  CAPITAL EVENT; TAX EVENT; OR INVESTMENT COMPANY EVENT; REDEMPTION. The Company has the right to redeem the Subordinated Debentures in whole (but not in part) within 180 days following the occurrence of a Capital Event, Tax Event or Investment Company Event (whether occurring before or after December 31, 2007), and, therefore, cause a mandatory redemption of the Preferred Securities. The exercise of such right is subject to the Company's having received prior approval of the Federal Reserve to do so if then required under applicable capital guidelines or policies of the Federal Reserve.

  "Capital Event" means the receipt by Premier Capital Trust of an opinion of counsel experienced in such matters (which may be counsel to the Company) that the Company cannot, or, within 90 days after the date of the opinion of such counsel, will not be permitted by the applicable regulatory authorities, due to a change in law, regulation, policy or guideline or interpretation or application of law or regulation, policy or guideline, to account for the Preferred Securities as Tier 1 capital under the capital guidelines or policies of the Federal Reserve.

  "Tax Event" means the receipt by Premier Capital Trust of an opinion of counsel experienced in such matters (which may be counsel to the Company) to the effect that, as a result of any amendment to, or change (including any announced prospective change) in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement or decision is announced on or after the date of issuance of the Preferred Securities under the Trust Agreement, there is more than an insubstantial risk that (i) Premier Capital Trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the Subordinated Debentures, (ii) interest payable by the Company on the Subordinated Debentures is not, or, within 90 days of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes, or (iii) Premier Capital Trust is, or will be within 90 days of the date of the opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges. The Trust or the Company must request and receive an opinion with regard to such matters within a reasonable period of time after the Company becomes aware of the possible occurrence of any of the events described in clauses (i) through (iii) above.

  "Investment Company Event" means the receipt by Premier Capital Trust of an opinion of counsel experienced in such matters (which may be counsel to the Company) to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, Premier Capital Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), which change becomes effective on or after the date of original issuance of the Preferred Securities.

  In recent years, there have been several proposals to adopt legislation which, if enacted and made applicable to the Subordinated Debentures, would preclude the Company from deducting interest thereon. The most recent proposal was made by the Clinton Administration on March 19, 1997. Such proposals have not been adopted by Congress, but there can be no assurance that similar proposals will not be adopted in the future and made applicable to the Subordinated Debentures. Accordingly, there can be no assurance that any such legislation will not result in a Tax Event which would permit the Company to cause a mandatory redemption of the Preferred Securities before, or after, December 31, 2007, at the Redemption Price.

  EXCHANGE OF PREFERRED SECURITIES FOR SUBORDINATED DEBENTURES. The Company has the right at any time to dissolve, wind-up or terminate Premier Capital Trust and cause the Subordinated Debentures to be distributed to the holders of the Preferred Securities in exchange therefor in liquidation of Premier Capital Trust. The exercise of such right is subject to the Company's having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. The Company will have the right, in certain circumstances, to redeem the Subordinated Debentures in whole or in part, in lieu of a distribution of the Subordinated Debentures by Premier Capital Trust, in which event Premier Capital Trust will redeem the Trust Securities on a pro rata basis to the same extent as the Subordinated Debentures are redeemed by the Company. Any such distribution or redemption prior to the Stated Maturity will be subject to prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. See "Description of the Preferred Securities--Redemption or Exchange--Capital Event, Tax Event or Investment Company Event Redemption."

  Under current United States federal income tax law, a distribution of Subordinated Debentures upon the dissolution of Premier Capital Trust would not be a taxable event to holders of the Preferred Securities. If, however, Premier Capital Trust is characterized as an association taxable as a corporation at the time of the dissolution of Premier Capital Trust, the distribution of the Subordinated Debentures may constitute a taxable event to holders of Preferred Securities. Moreover, upon occurrence of a Tax Event, a dissolution of Premier Capital Trust in which holders of the Preferred Securities receive cash may be a taxable event to such holders. See "Material Federal Income Tax Consequences--Receipt of Subordinated Debentures or Cash Upon Liquidation of Premier Capital Trust."

  There can be no assurance as to the market prices for the Preferred Securities or the Subordinated Debentures that may be distributed in exchange for Preferred Securities upon a dissolution or liquidation of

Premier Capital Trust. The Preferred Securities or the Subordinated Debentures, may, therefore, trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. Because holders of Preferred Securities may receive Subordinated Debentures, prospective purchasers of Preferred Securities are also making an investment decision with regard to the Subordinated Debentures and should carefully review all the information regarding the Subordinated Debentures contained herein.

  If the Subordinated Debentures are distributed to the holders of Preferred Securities upon the liquidation of Premier Capital Trust, the Company will use its best efforts to list the Subordinated Debentures on the American Stock Exchange or such stock exchanges, if any, on which the Preferred Securities are then listed.

  RIGHTS UNDER THE GUARANTEE. State Street will act as Guarantee Trustee and will hold the Guarantee for the benefit of the holders of the Preferred Securities. State Street also will act as Property Trustee and as Debenture Trustee under the Indenture. Wilmington Trust Company will act as the Delaware Trustee under the Trust Agreement. The Guarantee guarantees to the holders of the Preferred Securities, to the extent not paid by Premier Capital Trust, (i) any accrued and unpaid Distributions required to be paid on the Preferred Securities, to the extent that Premier Capital Trust has funds available therefor at such time, (ii) the Redemption Price (as defined herein) with respect to any Preferred Securities called for redemption, to the extent that Premier Capital Trust has funds available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding-up or liquidation of Premier Capital Trust (other than in connection with the distribution of Subordinated Debentures to the holders of Preferred Securities or a redemption of all of the Preferred Securities), the lesser of (a) the amount of the Liquidation Distribution (as defined herein), to the extent Premier Capital Trust has funds available therefor at such time, and (b) the amount of assets of Premier Capital Trust remaining available for distribution to holders of the Preferred Securities in liquidation of Premier Capital Trust. The holders of not less than a majority in Liquidation Amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust power conferred upon the Guarantee Trustee under the Guarantee. Any holder of the Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against Premier Capital Trust, the Guarantee Trustee or any other Person (as defined in the Guarantee). If the Company were to default on its obligation to pay amounts payable under the Subordinated Debentures, Premier Capital Trust would lack funds for the payment of Distributions or amounts payable on redemption of the Preferred Securities or otherwise, and, in such event, holders of Preferred Securities would not be able to rely upon the Guarantee for such amounts. In the event, however, that a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest on or principal of the Subordinated Debentures on the payment date on which such payment is due and payable, then a holder of Preferred Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of the principal of or interest on such Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Preferred Securities of such holder (a "Direct Action"). The exercise by the Company of its right, as described herein, to defer the payment of interest on the Subordinated Debentures does not constitute a Debenture Event of Default. In connection with such Direct Action, the Company will have a right of set-off under the Indenture to the extent of any payment made by the Company to such holder of Preferred Securities in the Direct Action. Except as described herein, holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Subordinated Debentures or assert directly any other rights in respect of the Subordinated Debentures. See "Description of the Subordinated Debentures--Enforcement of Certain Rights by Holders of the Preferred Securities," "--Debenture Events of Default" and "Description of the Guarantee."

  The Trust Agreement provides that each holder of Preferred Securities by acceptance thereof agrees to the provisions of the Guarantee and the Indenture.

  LIMITED VOTING RIGHTS. Holders of Preferred Securities will have no voting rights except in limited circumstances relating only to the modification of the Preferred Securities and the exercise of the rights of Premier Capital Trust as holder of the Subordinated Debentures and the Guarantee. As a condition to listing the Preferred Securities, the American Stock Exchange has imposed certain requirements. Specifically, if any

Distributions payable on the Preferred Securities are in arrears for six quarterly periods, the holders of the Preferred Securities, voting separately as a class with any other preferred securities having similar voting rights, will be entitled at the next regular or special meeting of shareholders of the Company to elect two directors to the Board of Directors of the Company (such voting rights will continue until such time as the Distribution arrearage on the Preferred Securities have been paid in full). The affirmative consent of the holders of at least 66 2/3% of the outstanding Preferred Securities will be required by Premier Capital Trust for amendments to the Trust Agreement that would affect adversely the rights or privileges of the holders of the Preferred Securities. Holders of Preferred Securities will not be entitled to vote to appoint, remove or replace the Property Trustee or the Delaware Trustee, as such voting rights are vested exclusively in the holder of the Common Securities (except upon the occurrence of certain events described herein). The Property Trustee, the Administrative Trustees and the Company may amend the Trust Agreement without the consent of holders of Preferred Securities to ensure that Premier Capital Trust will be classified for United States federal income tax purposes as a grantor trust even if such action adversely affects the interests of such holders. See "Description of the Preferred Securities--Voting Rights; Amendment of Trust Agreement" and "-- Removal of Premier Capital Trust Trustees."

  TRADING PRICE; ABSENCE OF PRIOR MARKET FOR THE PREFERRED SECURITIES. The Preferred Securities may trade at prices that do not fully reflect the value of accrued but unpaid interest with respect to the underlying Subordinated Debentures. A holder of Preferred Securities that disposes of its Preferred Securities between record dates for payments of Distributions (and consequently does not receive a Distribution from Premier Capital Trust for the period prior to such disposition) will nevertheless be required to include accrued but unpaid interest on the Subordinated Debentures through the date of disposition in income as ordinary income and to add such amount to its adjusted tax basis in its pro rata share of the underlying Subordinated Debentures deemed disposed of. Such holder will recognize a capital loss to the extent the selling price (which may not fully reflect the value of accrued but unpaid interest) is less than its adjusted tax basis (which will include all accrued but unpaid interest). Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "Material Federal Income Tax Consequences-- Disposition of Preferred Securities."

  There is no current public market for the Preferred Securities. Although application has been made to have the Preferred Securities approved for quotation on the American Stock Exchange there can be no assurance that an active public market will develop for the Preferred Securities or that, if such market develops, the market price will equal or exceed the public offering price set forth on the cover page of this Prospectus. The public offering price for the Preferred Securities has been determined through negotiations between the Company and the Underwriters. Prices for the Preferred Securities will be determined in the marketplace and may be influenced by many factors, including prevailing interest rates, the liquidity of the market for the Preferred Securities, investor perceptions of the Company and general industry and economic conditions. In addition, notwithstanding the registration of the Preferred Securities, holders who are "affiliates" of the Company or Premier Capital Trust as defined under Rule 405 of the Securities Act may publicly offer for sale or resell the Preferred Securities only in compliance with the provisions of Rule 144 under the Securities Act.

  PREFERRED SECURITIES ARE NOT INSURED. The Preferred Securities are not insured by the Bank Insurance Fund or the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation ("FDIC") or by any other governmental agency.

RISK FACTORS RELATING TO THE COMPANY

  RELIANCE ON RESIDENTIAL MORTGAGE ORIGINATIONS TO PRODUCE FEE INCOME. The market for residential mortgages is highly volatile and an increase in interest rates could have a material adverse effect on both non-interest income and interest income and in the growth of the Company's residential mortgage portfolio. In addition, a substantial portion of the Company's other income has been derived from gains on the sale of mortgage loans and mortgage production fees consisting of proceeds from the sale of mortgage servicing rights, loan origination fees and discount points. Due to the cyclical nature of residential mortgage originations, there can be no assurance that the Company will be able to sustain recent levels of gains on the sale of mortgage loans and mortgage production fees.

  STATUS OF THE COMPANY AS A BANK HOLDING COMPANY. The Company is a legal entity separate and distinct from its subsidiaries, although the principal source of the Company's cash revenues is dividends from its subsidiaries. The right of the Company to participate in the assets of any subsidiary upon the latter's liquidation, reorganization or otherwise (and thus the ability of the holders of the Preferred Securities to benefit indirectly from any such distribution) will be subject to the claims of the subsidiaries' creditors, which will take priority except to the extent that the Company may itself be a creditor with a recognized claim.

  Regulations limit the amount of dividends that may be paid by the Banking Subsidiaries without prior regulatory approval. As of June 30, 1997, the Banking Subsidiaries could declare additional dividends to the Company, without regulatory approval, of approximately $2.6 million.

  The Company's subsidiaries are also subject to restrictions under federal law which limit the transfer of funds by any of the Banking Subsidiaries to the Company and Premier Lending, whether in the form of loans, extensions of credit, investments, asset purchases or otherwise. Such transfers by any of the Banking Subsidiaries to the Company or any affiliate of such Banking Subsidiary is limited to 10% of such Banking Subsidiary's capital and surplus and, with respect to the Company and all such nonbanking subsidiaries, to an aggregate of 20% of such Banking Subsidiary's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specific amounts.

  GROWTH. The Company has grown and may seek to continue to grow by acquiring other financial institutions and branches. However, the market for acquisitions is highly competitive. Moreover, any acquisitions will be subject to regulatory approval and there can be no assurance that the Company will obtain such approvals. The Company may not be as successful in the future as it has been in the past in identifying acquisition candidates, integrating acquired institutions or preventing deposit erosion at acquired institutions or branches. Furthermore, the Company's ability to grow through acquisitions will depend on its maintaining sufficient regulatory capital levels and on economic conditions.

  There is no assurance that the Company will not encounter unforeseen expenses, as well as difficulties and complications in integrating expanded operations and new employees without disruption to overall operations. In addition, such rapid growth may adversely affect the Company's operating results because of many factors, including start-up costs, diversion of management time and resources, asset quality and required operating adjustments. There can be no assurance that the Company will successfully integrate or achieve the anticipated benefits of its growth or expanded operations, and there is no assurance that rapid growth in its loan portfolio will not result in an increase in the Company's loan loss experience.

  COMPETITION. The Company's subsidiaries face substantial competition for loans and deposits as well as other sources of funding in the communities they serve. Competing providers include other national and state banks, thrifts and trust companies, insurance companies, mortgage banking operations, credit unions, finance companies, money market funds and other financial and non-financial companies which may offer products functionally equivalent to those offered by the Company's subsidiaries. Many competing providers have greater financial resources than the Company and offer services within and outside the market areas served by the Company's subsidiaries.

  DEVELOPMENTS IN TECHNOLOGY. The market for financial services, including banking services, is increasingly affected by advances in technology, including developments in telecommunications, data processing, computers, automation, Internet-based banking, telebanking, debit cards and so-called "smart" cards. The ability of the Company to compete successfully in its markets may depend on the extent to which it is able to exploit such technological changes. However, there can be no assurance that the development of these or any other new technologies, or the Company's success or failure in anticipating or responding to such developments, will materially affect the Company's business, financial condition and operating results.

                                  THE COMPANY

GENERAL

  The Company, a Georgia corporation, is a bank and thrift holding company headquartered in Atlanta, Georgia. Through the Banking Subsidiaries, the Company operates 16 banking offices located in the Atlanta metropolitan area and in northern and central Georgia. In these markets, the Banking Subsidiaries provide a broad array of community banking services, including: loans to and deposits of small and medium-sized businesses; residential, construction and development loans; commercial real estate loans; consumer loans and a variety of commercial and consumer deposit accounts.

  In addition, through its wholly-owned mortgage banking subsidiary, Premier Lending, the Company operates eight mortgage loan production offices in the Atlanta metropolitan area and one in each of Jacksonville, Florida, Charleston, South Carolina, and Mobile, Alabama. Premier Lending is a retail originator of residential mortgage loans which are sold to correspondent mortgage investors and is an approved FNMA and FHLMC seller-servicer of mortgage loans and an approved Department of HUD and VA mortgage originator.

  The Company is a locally-focused, community-oriented financial services holding company with several specialized lines of business such as commercial finance (including asset-based loans), SBA lending, residential construction lending, residential mortgage loan origination and commercial real estate mortgage loan origination. The Company's extensive knowledge of both its product lines and local markets allows it to compete effectively with larger institutions by offering a wide range of products while maintaining strong community relationships and name recognition within its markets. In addition, management believes that there continues to be increased opportunities in the retail and small commercial loan product market as larger competitors focus on the higher dollar and volume loan product markets.

  The Company's objective is to be the preeminent provider of banking services for small and medium-sized businesses, focusing on internal growth through branching in key markets, developing new products and cross-selling its banking products to existing and new mortgage borrowers. In addition, management intends to enhance shareholder value by continuing to increase its market share through engaging in additional mergers and acquisitions of banks, bank holding companies, thrifts, mortgage companies and insurance brokerage operations.

  Acquisitions of unaffiliated financial institutions during the past two years have been a principal source of the Company's growth. On August 31, 1996, the Company acquired a thrift holding company then named Premier Bancshares, Inc., and on June 23, 1997, the Company acquired Central and Southern. As a result of these two transactions, the Company added nine banking offices and approximately $326 million in assets and approximately $260 million in deposits to its existing franchise. The historical financial statements of the Company have been restated to give effect to these acquisitions which were accounted for as poolings of interests. On October 17, 1997, the Company acquired Traditional and merged Traditional with and into Premier Lending, adding five loan production offices to Premier Lending's existing franchise. With the consummation of the Traditional acquisition, the Company is one of the largest volume residential mortgage lenders based in the State of Georgia, averaging approximately $55 million in loan closings per month for the nine months ended September 30, 1997. See "Incorporation of Certain Documents by Reference" and "--Recent Developments."

  As of September 1, 1997, the Banking Subsidiaries and Premier Lending employed approximately 351 full-time equivalent employees, of which 224 worked for the Banking Subsidiaries and 127 worked for Premier Lending. Neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement.

  Premier Bank and Central and Southern Bank are Georgia state banks, Central and Southern Bank of North Georgia is a federal savings association, and Premier Lending is a Georgia corporation. The principal executive offices of the Company are located at 2180 Atlanta Plaza, 950 E. Paces Ferry Road, Atlanta, Georgia 30326, and its telephone number at such address is (404) 814-3090.

RECENT DEVELOPMENTS

  On October 9, 1997, the Company announced its operating results for the three and nine months ended September 30, 1997. Net income increased approximately 197% to $2.6 million, or $0.32 per share, for the three months ended September 30, 1997, from approximately $865,000, or $0.11 per share, for the three months ended September 30, 1996. For the nine months ended September 30, 1997, the Company reported net income of approximately $6.7 million, or $0.82 per share, which represented approximately a 74% increase, from $3.8 million, or $0.48 per share, for the nine months ended September 30, 1996. For the three months ended September 30, 1997, the Company's return on assets and return on equity were 1.76% and 20.15%, respectively, compared to 0.72% and 7.58%, respectively, for the three months ended September 30, 1996. The Company's return on assets and return on equity for the nine months ended September 30, 1997 were 1.59% and 18.02%, respectively, compared to 1.09% and 11.02%, respectively, for the nine months ended September 30, 1996. As of September 30, 1997, the Company had total consolidated assets of approximately $587 million, total consolidated deposits of approximately $486 million, and total consolidated shareholders' equity of approximately $52.5 million.

  On June 24, 1997, the Company entered into a definitive agreement to acquire Citizens, which management considers probable of consummation and which is expected to close in 1997. Citizens is a Georgia corporation and a bank holding company located in Gwinnett County, Georgia with total consolidated assets of approximately $163 million and total consolidated deposits of approximately $150 million as of June 30, 1997. If the acquisition of Citizens had been consummated on June 30, 1997, the Company would be the fifth largest bank and thrift holding company headquartered in the State of Georgia according to the Georgia Department of Banking.

  The Company is in the process of reorganizing certain of the Banking Subsidiaries. In connection with the reorganization, the Company will convert the current main office of Central and Southern Bank of North Georgia located in Greensboro, Georgia to a branch of Central and Southern Bank. Central and Southern Bank and Central and Southern Bank of North Georgia have entered into a Purchase and Assumption Agreement whereby Central and Southern Bank will purchase all of the assets and assume all of the liabilities, respectively, of the Greensboro branch of Central and Southern Bank of North Georgia. Immediately following consummation of the purchase and assumption transaction, Central and Southern Bank of North Georgia will merge with and into Premier Bank. Premier Bank will be the resulting institution following the merger. Immediately following consummation of the merger, Central and Southern Bank of North Georgia's federal stock association charter shall be deemed to be canceled and will be surrendered to the Office of Thrift Supervision.

                             ACCOUNTING TREATMENT

  Premier Capital Trust will be treated, for financial reporting purposes, as a subsidiary of the Company and, accordingly, the accounts of Premier Capital Trust will be included in the consolidated financial statements of the Company. The Preferred Securities will be presented as a separate line item in the consolidated balance sheet of the Company under the caption "Guaranteed Preferred Beneficial Interests in the Company's Subordinated Debentures," and appropriate disclosures about the Preferred Securities, the Guarantee and the Subordinated Debentures will be included in the notes to the Company's consolidated financial statements.

  All future reports of the Company filed under the Exchange Act will (i) present the Trust Securities issued by Premier Capital Trust on the balance sheet as a separate line item entitled "Guaranteed Preferred Beneficial Interests in the Company's Subordinated Debentures," (ii) include in a footnote to the financial statements disclosure that the sole assets of Premier Capital Trust are the Subordinated Debentures (including the outstanding principal amount, interest rate and maturity date of such Subordinated Debentures), and (iii) include in a footnote to the financial statements disclosure that the Company owns all of the Common Securities of Premier Capital Trust, the sole assets of Premier Capital Trust are the Subordinated Debentures, and the back-up obligations, in the aggregate constitute a full and unconditional guarantee by the Company of the obligations of Premier Capital Trust under the Preferred Securities.

                                USE OF PROCEEDS

  The proceeds from the sale of the Preferred Securities offered hereby will be used by Premier Capital Trust to purchase the Subordinated Debentures from the Company. The net proceeds to the Company from the sale of Subordinated Debentures offered hereby are estimated to be approximately $23.7 million ($27.3 million if the Underwriters' over-allotment option is exercised in full), after deducting the underwriting commission and estimated offering expenses. The Company intends to use the net proceeds for general corporate purposes, including, but not limited to, financing acquisitions, repurchasing of outstanding common stock of the Company, investing in or extending credit to its subsidiaries, reduction of long-term debt and reduction of certain short-term borrowings of the Company. As of the date of this Prospectus, the Company has not entered into any agreements or understandings with respect to any potential acquisition of the type referred to in the preceding sentence, and no discussions or negotiations with respect to any such potential acquisition are taking place. The precise amount and timing of the application of such net proceeds used for such corporate purposes will depend on the funding requirements and availability of other funds to the Company and its needs. Pending such application by the Company, such net proceeds may be temporarily invested in short-term interest-bearing securities. The proceeds from the Preferred Securities will qualify as Tier 1 or core capital with respect to the Company under the risk-based capital guidelines established by the Federal Reserve. Federal Reserve guidelines for calculation of Tier 1 capital limit the amount of cumulative preferred stock which can be included in Tier 1 capital to 25% of total Tier 1 capital.

                      RATIOS OF EARNINGS TO FIXED CHARGES

  The following table sets forth for the respective periods indicated the ratios of the Company's consolidated earnings to fixed charges.

                                        YEAR ENDED               SIX MONTHS
                                       DECEMBER 31,            ENDED JUNE 30,
                            ---------------------------------- ---------------
                              1992    1993   1994  1995  1996   1996    1997
                            -------- ------- ----- ----- ----- ------- -------
Ratio of Earnings to Fixed
 Charges:
 Excluding interest on de-
  posits................... (72.13)x (0.69)x 5.24x 3.76x 3.61x   3.84x   5.40x
 Including interest on de-
  posits...................    0.81x   0.98x 1.22x 1.38x 1.36x   1.41x   1.50x

  For the years ended December 31, 1992 and 1993, the earnings were not adequate to cover fixed charges. The deficiency was $4.0 million and $284,000 for the years ended December 31, 1992 and 1993, respectively, for each computation. For purposes of computing the ratio, earnings represent pretax income before extraordinary items and cumulative effect of changes in accounting principles plus fixed charges. Fixed charges, excluding interest on deposits, include interest expense (other than on deposits) and the proportion deemed representative of the interest factor of rent expense, net of income from subleases. Fixed charges, including interest on deposits, include all interest expense and the proportion deemed representative of the interest factor of rent expense, net of income from subleases.

                                CAPITALIZATION

  The following table sets forth the unaudited consolidated capitalization of the Company as of June 30, 1997, and as adjusted to give effect to the consummation of the offering of the Preferred Securities offered hereby and the application of the net proceeds thereof as if the sale of the Preferred Securities had been consummated on June 30, 1997, and as further adjusted to give effect to the merger with Citizens as of June 30, 1997. The following data should be read in conjunction with the financial information included in the documents incorporated by reference. See "Incorporation of Certain Documents by Reference" and "Use of Proceeds."

                                                        AS OF
                                                    JUNE 30, 1997
                                     -------------------------------------------
                                                                 AS ADJUSTED
                                             AS ADJUSTED FOR FOR CITIZENS MERGER
                                                PREFERRED       AND PREFERRED
                                               SECURITIES        SECURITIES
                                     ACTUAL     ISSUANCE          ISSUANCE
                                     ------- --------------- -------------------
                                      (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
Total long-term debt payable.......  $28,015    $ 28,015          $ 28,015
                                     -------    --------          --------
Guaranteed preferred beneficial in-
 terests in the Company's subordi-
 nated debentures..................      --       25,000            25,000
                                     -------    --------          --------
Shareholders' equity:
 Common stock; $1.00 par value;
  20,000,000 authorized shares;
  7,917,298 shares issued and out-
  standing.........................    7,917       7,917             9,984
 Capital surplus...................   23,886      23,886            27,951
 Unrealized gains on securities
  available for sale...............      203         203               303
 Retained earnings.................   18,349      18,349            23,082
                                     -------    --------          --------
  Total shareholders' equity.......   50,355      50,355            61,320
                                     -------    --------          --------
   Total capitalization............  $78,370    $103,370          $114,335
                                     =======    ========          ========

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The summary below should be read in conjunction with the financial information included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, Quarterly Report on Form 10-Q as amended by the Company's 10-Q/A for the quarter ended June 30, 1997, and Current Report on Form 8-K/A dated November 4, 1997 (which includes restated financial statements of the Company giving effect to the combination of Central and Southern with the Company, accounted for as a pooling of interests). Interim unaudited data for the six months ended June 30, 1996 and 1997 reflect, in the opinion of management of the Company, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the six months ended June 30, 1996 and 1997 are not necessarily indicative of results which may be expected for any other interim period or the year as a whole. The consolidated financial data as of December 31, 1992, 1993 and 1994 and for the years ended December 31, 1992 and 1993 presented below are unaudited and are based upon the audited year end financial information of the Company, which has a fiscal year end of December 31 and the unaudited interim financial information of an entity acquired by the Company which had a fiscal year end of March 31. See "Available Information" and "Incorporation of Certain Documents by Reference."

                                                                                     AS AND FOR THE
                                   AS OF AND FOR THE YEAR ENDED                        SIX MONTHS
                                           DECEMBER 31,                              ENDED JUNE 30,
                         ------------------------------------------------------    --------------------
                           1992        1993       1994       1995       1996         1996       1997
                         ---------   ---------  ---------  ---------  ---------    ---------  ---------
                                                                                       (UNAUDITED)
                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED RESULTS OF OP-
 ERATIONS DATA:
 Interest income........ $  39,345   $  31,234  $  27,723  $  33,575  $  40,252    $  19,904  $  23,045
 Interest expense.......    21,694      15,206     13,028     16,662     20,238        9,766     11,379
                         ---------   ---------  ---------  ---------  ---------    ---------  ---------
 Net interest income....    17,651      16,028     14,695     16,913     20,014       10,138     11,666
                         ---------   ---------  ---------  ---------  ---------    ---------  ---------
 Provision (negative
  provision) for loan
  losses................    12,283       3,732        285       (700)      (418)        (229)      (130)
 Other income...........     3,683       4,025      4,622      9,087     13,118        5,884      8,520
 Other expense..........    13,073      16,605     16,159     20,378     26,346       12,277     14,649
                         ---------   ---------  ---------  ---------  ---------    ---------  ---------
 Income (loss) before
  income tax expense
  (benefit) and minority
  interest..............    (4,022)       (284)     2,873      6,322      7,204        3,974      5,667
 Income tax expense
  (benefit).............    (1,193)       (482)       965      1,761      1,698        1,009      1,571
 Minority interest in
  net income of subsidi-
  ary...................       --          --         --          13         12            6          8
                         ---------   ---------  ---------  ---------  ---------    ---------  ---------
  Net income (loss)..... $  (2,829)  $     198  $   1,908  $   4,548  $   5,494    $   2,959  $   4,088
                         =========   =========  =========  =========  =========    =========  =========
PER SHARE DATA:
 Net income (loss)...... $   (0.47)  $    0.03  $    0.25  $    0.57  $    0.68    $    0.37  $    0.51
 Dividends declared.....      0.04         --        0.07       0.09       0.41(1)      0.16       0.11
 Book value.............      4.78        5.57       4.93       5.79       5.97         5.79       6.36
 Tangible book value....      4.59        5.38       4.85       5.48       5.61         5.41       6.02
 Weighted average shares
  outstanding........... 6,898,295   7,063,906  7,041,663  7,982,660  8,091,369    7,970,193  8,062,259
SELECTED BALANCE SHEET
 DATA:
 Total assets........... $ 413,484   $ 385,482  $ 355,523  $ 445,374  $ 519,944    $ 476,674  $ 587,424
 Securities available
  for sale..............    53,609      45,785     47,254    110,311     99,732      106,379     99,706
 Securities held to ma-
  turity................    64,773      77,152     56,514        --         --           --         --
 Loans held for sale....       --        4,446      5,125     25,912     24,408       30,579     40,333
 Loans, net.............   250,173     201,909    184,514    240,953    306,721      277,957    371,369
 Federal funds sold.....    11,327      23,065     34,179     19,217     42,896       15,070     20,138
 Total deposits.........   376,482     341,850    294,848    358,927    431,898      386,424    472,356
 Total borrowings.......       756       4,399     21,144     34,462     35,242       40,220     59,088
 Total shareholders' eq-
  uity..................    31,981      37,234     37,038     46,090     47,180       45,738     50,355
 Total liabilities......   381,503     348,249    318,484    399,267    472,751      430,928    537,069
PERFORMANCE RATIOS:
 Return on average as-
  sets..................     (0.65)%      0.05%      0.51%      1.11%      1.17%        1.28%      1.50%
 Return on average equi-
  ty....................     (8.49)       0.57       5.09      10.46      11.90        12.88      17.30
ASSET QUALITY RATIOS:
 Nonperforming
  loans/total loans, net
  of unearned income and
  fees..................      2.51%       1.58%      0.98%      0.44%      0.45%        0.34%      0.27%
 Nonperforming
  assets/total assets...      1.95        1.55       0.98       0.45       0.46         0.32%      0.29
 Allowance for loan
  loss/total loans, net
  of unearned income and
  fees..................      2.54        3.01       2.95       2.43       2.10         2.25       1.84
 Allowance for loan
  loss/nonperforming
  loans.................    100.84      189.96     300.42     556.36     460.91       653.84     688.35
 Allowance for loan
  losses/nonperforming
  assets................     80.59      104.86     161.49     302.02     276.66       424.17     411.39
 Net loan charge-off
  (recoveries)/average
  loans.................      3.81        1.72       0.46      (0.32)     (0.33)       (0.06)     (0.16)
CAPITAL RATIOS:
 Leverage capital ra-
  tio...................      7.70%       8.19%      9.97%     10.53%      8.59%        8.99%      8.54%
 Tier 1 capital ratio...     11.23       13.46      15.57      15.69      11.88        13.16      11.33
 Total capital..........     12.60       15.29      16.82      16.85      12.96        14.33      12.58
 Total shareholders' eq-
  uity to total assets..      7.73        9.66      10.42      10.35       9.07         9.60       8.57

-------
(1) In 1996, a dividend related to 1995 earnings was declared and paid in January 1996. An additional dividend related to 1996 earnings was declared in December 1996 and paid in January 1997.

                            PREMIER CAPITAL TRUST I

  Premier Capital Trust is a statutory business trust formed under Delaware law pursuant to (i) a trust agreement, dated as of October 21, 1997, executed by the Company, as depositor, and the trustees of Premier Capital Trust (together with the Property Trustee, the Trustees), and (ii) a certificate of trust filed with the Secretary of State of the State of Delaware on October 21, 1997. The initial trust agreement will be amended and restated in its entirety substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part and as so amended and restated is referred to herein as the Trust Agreement. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act. Upon issuance of the Preferred Securities, the purchasers thereof will own all of the Preferred Securities. The Company will acquire all of the Common Securities which will represent an aggregate liquidation amount equal to at least 3% of the total capital of Premier Capital Trust. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities, except that upon the occurrence and during the continuance of an Event of Default (as defined herein) under the Trust Agreement resulting from a Debenture Event of Default, the rights of the Company as holder of the Common Securities to payment in respect of Distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Preferred Securities. See "Description of the Preferred Securities--Subordination of Common Securities." Premier Capital Trust exists for the exclusive purposes of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of Premier Capital Trust, (ii) investing the gross proceeds of the Trust Securities in the Subordinated Debentures issued by the Company, and (iii) engaging in only those other activities necessary, advisable, or incidental thereto. The Subordinated Debentures will be the only assets of Premier Capital Trust and payments under the Subordinated Debentures will be the only revenue of Premier Capital Trust. Premier Capital Trust has a term of 31 years, but may terminate earlier as provided in the Trust Agreement. The principal executive office of Premier Capital Trust is 2180 Atlanta Plaza, 950 East Paces Ferry Road, Atlanta, Georgia 30326 and its telephone number is (404) 814-3090.

  The number of the Trustees will, pursuant to the Trust Agreement, initially be four. Two of the trustees (the "Administrative Trustees") will be Darrell
D. Pittard, Chairman and Chief Executive Officer, and Robert C. Oliver, President and Chief Operating Officer, of the Company. The third trustee, the Property Trustee, will be a financial institution that is unaffiliated with the Company, which trustee will serve as institutional trustee under the Trust Agreement and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act. State Street, a state chartered trust company organized under the laws of Massachusetts will be the Property Trustee until removed or replaced by the holder of the Common Securities. For purposes of compliance with the provisions of the Trust Indenture Act, State Street will also act as trustee under the Guarantee (the "Guarantee Trustee") and as Debenture Trustee (as defined herein) under the Indenture. The fourth trustee will be an entity that maintains its principal place of business in the State of Delaware (the "Delaware Trustee"). Wilmington Trust Company, a Delaware chartered trust company, will act as Delaware Trustee.

  The Property Trustee will hold title to the Subordinated Debentures for the benefit of the holders of the Trust Securities and in such capacity will have the power to exercise all rights, powers and privileges under the Indenture. The Property Trustee will also maintain exclusive control of a segregated non-interest-bearing bank account (the "Property Account") to hold all payments made in respect of the Subordinated Debentures for the benefit of the holders of the Trust Securities. The Property Trustee will make payments of Distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities. The Company, as the holder of all the Common Securities, will have the right to appoint, remove or replace any Trustee and to increase or decrease the number of the Trustees. The Company will pay all fees and expenses related to Premier Capital Trust and the offering of the Trust Securities.

  The rights of the holders of the Preferred Securities, including economic rights, rights to information and voting rights, are set forth in the Trust Agreement, the Delaware Business Trust Act (the "Trust Act") and the Trust Indenture Act. See "Description of the Preferred Securities."

                    DESCRIPTION OF THE PREFERRED SECURITIES

  The Preferred Securities and the Common Securities will be issued pursuant to the terms of the Trust Agreement. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act. The Property Trustee, will act as indenture trustee for the Preferred Securities under the Trust Agreement for purposes of complying with the provisions of the Trust Indenture Act. The terms of the Preferred Securities will include those stated in the Trust Agreement and those made part of the Trust Agreement by the Trust Indenture Act. The following summary of the material terms and provisions of the Preferred Securities and the Trust Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Agreement, the Trust Act, and the Trust Indenture Act. Wherever particular defined terms of the Trust Agreement are referred to, but not defined herein, such defined terms are incorporated herein by reference. The form of the Trust Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

  Pursuant to the terms of the Trust Agreement, the Trustees, on behalf of Premier Capital Trust, will issue the Trust Securities. All of the Common Securities will be owned by the Company. The Preferred Securities will represent preferred undivided beneficial interests in the assets of Premier Capital Trust and the holders thereof will be entitled to a preference in certain circumstances with respect to Distributions and amounts payable on redemption or liquidation over the Common Securities, as well as other benefits as described in the Trust Agreement. The Trust Agreement does not permit the issuance by Premier Capital Trust of any securities other than the Trust Securities or the incurrence of any indebtedness by Premier Capital Trust.

  The Preferred Securities will be limited to $25,000,000 aggregate Liquidation Amount outstanding (or $28,750,000 if the over-allotment option described under the heading "Underwriting" is exercised by the Underwriters). The Preferred Securities will rank pari passu, and payments will be made thereon pro rata, with the Common Securities, except as described under "-- Subordination of Common Securities." Legal title to the Subordinated Debentures will be held by the Property Trustee in trust for the benefit of the holders of the Trust Securities. The Guarantee executed by the Company for the benefit of the holders of the Preferred Securities will be a guarantee on a subordinated basis with respect to the Preferred Securities, but will not guarantee payment of Distributions or amounts payable on redemption or liquidation of such Preferred Securities when Premier Capital Trust does not have funds on hand available to make such payments. The Guarantee Trustee will hold the Guarantee for the benefit of the Holders of the Preferred Securities. See "Description of the Guarantee."

  If the Company does not make interest payments on the Subordinated Debentures, the Property Trustee will not have funds available to pay Distributions on the Preferred Securities. The payment of Distributions (if and to the extent Premier Capital Trust has funds legally available for the payment of such Distributions and cash sufficient to make such payments) is guaranteed by the Company. See "Description of the Guarantee."

DISTRIBUTIONS

  Payment of Distributions. Distributions on each Preferred Security will be
payable at the annual rate of   % of the stated Liquidation Amount of $25.00,
payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, to the holders of the Preferred Securities on the relevant record dates (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). The record date will be the 15th day of the month in which the relevant Distribution Date occurs. Distributions will accumulate from the date of original issuance. The first Distribution Date for the Preferred Securities will be December 31, 1997. The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. Except as provided in the following sentence, the amount of interest payable for any period shorter than a full quarterly period for which interest is computed, will be computed on the basis of the actual number of days elapsed in such period. In the event that any date on which Distributions are payable on the Preferred Securities is not a Business Day, then payment of the Distributions payable on such date will be made on the next succeeding day that is a Business Day (and without any additional Distributions, interest or other payment in respect of any such delay), in each case with the same force and effect as if made on the date such payment was originally due and payable. "Business Day" means any day other than a Saturday or Sunday, or a day on which banking institutions in the City of Atlanta, Georgia are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the Property Trustee or the Debenture Trustee is closed for business.

  Extended Interest Payment Period. The Company has the right under the Indenture, so long as no Debenture Event of Default has occurred and is continuing, to an Extended Interest Payment Period which, if exercised, would defer quarterly Distributions on the Preferred Securities during any such Extended Interest Payment Period. Distributions to which holders of the Preferred Securities are entitled will accumulate additional Distributions
thereon at the rate per annum of    % thereof, compounded quarterly from the
relevant Distribution Date. "Distributions," as used herein, includes any such additional Distributions. The right to defer the payment of interest on the Subordinated Debentures is limited, however, to a period not exceeding 20 consecutive quarters and no Extended Interest Payment Period may end on a day other than an Interest Payment Date or extend beyond the Stated Maturity of the Subordinated Debentures. During any such Extended Interest Payment Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock (other than the reclassification of any class of the Company's capital stock into another class of capital stock), (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the Subordinated Debentures (other than payments under the Guarantee), or (iii) redeem, purchase or acquire less than all of the Subordinated Debentures or any of the Preferred Securities. Prior to the termination of any such Extended Interest Payment Period, the Company may further defer the payment of interest; provided that such Extended Interest Payment Period may not exceed 20 consecutive quarters, end on a day other than an Interest Payment Date or extend beyond the Stated Maturity of the Subordinated Debentures. Upon the termination of any such Extended Interest Payment Period and the payment of all amounts then due, the Company may elect to begin a new Extended Interest Payment Period, subject to the above requirements. Subject to the foregoing, there is no limitation on the number of times that the Company may elect to begin an Extended Interest Payment Period, but the Company may prepay at any time all or any portion of the interest accrued during an Extended Interest Payment Period.

  The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Debentures.

  Source of Distributions. The funds of Premier Capital Trust available for distribution to holders of its Preferred Securities will be limited to payments under the Subordinated Debentures in which Premier Capital Trust will invest the proceeds from the issuance and sale of its Trust Securities. See "Description of the Subordinated Debentures." Distributions will be paid through the Property Trustee who will hold amounts received in respect of the Subordinated Debentures in the Property Account for the benefit of the holders of the Trust Securities. If the Company does not make interest payments on the Subordinated Debentures, the Property Trustee will not have funds available to pay Distributions on the Preferred Securities. The payment of Distributions (if and to the extent Premier Capital Trust has funds legally available for the payment of such Distributions and cash sufficient to make such payments) is guaranteed by the Company. See "Description of the Guarantee."

  Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the register of holders of the Preferred Securities on the relevant record dates, which date will be the 15th day of the month in which the relevant Distribution Date occurs. Subject to any applicable laws and regulations and the provisions of the Trust Agreement, each such payment will be made as described above under "--Distributions--Payment of Distributions."

REDEMPTION OR EXCHANGE

  General. The Subordinated Debentures will mature on the Stated Maturity. The Company will have the right to redeem the Subordinated Debentures (i) on or after December 31, 2007, in whole at any time or in part from time to time, or
(ii) at any time, in whole (but not in part), within 180 days following the occurrence of a Capital

Event, a Tax Event, or an Investment Company Event, in each case subject to receipt of prior approval by the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. A redemption of the Subordinated Debentures would cause a mandatory redemption of a Like Amount (as defined herein) of the Preferred Securities and Common Securities at the Redemption Price. The Company will not have the right to purchase the Subordinated Debentures, in whole or in part, from Premier Capital Trust until after December 31, 2007, except if a Capital Event, a Tax Event, or an Investment Company Event has occurred and is continuing. If a partial redemption of the Subordinated Debentures would result in the delisting of the Preferred Securities issued by Premier Capital Trust from the American Stock Exchange or any national securities exchange or other organization on which the Preferred Securities are then listed, the Company will not be permitted to effect such partial redemption and may only redeem the Subordinated Debentures in whole. See "Description of the Subordinated Debentures--General."

  Mandatory Redemption. Upon the repayment or redemption, in whole or in part, of any Subordinated Debentures, whether at Stated Maturity or upon earlier redemption as provided in the Indenture, the proceeds from such repayment or redemption will be applied by the Property Trustee to redeem a Like Amount of the Trust Securities, upon not less than 30 nor more than 60 days' notice (the "Redemption") equal to the aggregate Liquidation Amount of such Trust Securities plus accumulated but unpaid Distributions thereon to the date of redemption (the "Redemption Date"). See "Description of the Subordinated Debentures--Redemption or Exchange." If less than all of the Subordinated Debentures are to be repaid or redeemed on a Redemption Date, then the proceeds from such repayment or redemption will be allocated to the redemption of the Trust Securities pro rata.

  Distribution of Subordinated Debentures. Subject to the Company's having received prior approval of the Federal Reserve if so required under applicable capital guidelines or policies of the Federal Reserve, the Company will have the right at any time to dissolve, wind-up or terminate Premier Capital Trust and, after satisfaction of the liabilities of creditors of Premier Capital Trust as provided by applicable law, cause the Subordinated Debentures to be distributed to the holders of Trust Securities in liquidation of Premier Capital Trust. See "--Liquidation Distribution Upon Termination."

  Capital Event, Tax Event or Investment Company Event Redemption. If a Capital Event, a Tax Event or an Investment Company Event in respect of the Trust Securities occurs and is continuing, the Company has the right to redeem the Subordinated Debentures in whole (but not in part) and thereby cause a mandatory redemption of such Trust Securities in whole (but not in part) at the Redemption Price within 180 days following the occurrence of such Capital Event, Tax Event or Investment Company Event. In the event a Capital Event, a Tax Event or an Investment Company Event in respect of the Trust Securities has occurred and the Company does not elect to redeem the Subordinated Debentures and thereby causes a mandatory redemption of such Trust Securities or to liquidate Premier Capital Trust and cause Subordinated Debentures to be distributed to holders of such Trust Securities in liquidation of Premier Capital Trust as described below under "--Liquidation Distribution Upon Termination," such Preferred Securities will remain outstanding and Additional Interest (as defined herein) may be payable on the Subordinated Debentures.

  "Additional Interest" means the additional amounts as may be necessary in order that the amount of Distributions then due and payable by Premier Capital Trust on the outstanding Trust Securities will not be reduced as a result of any additional taxes, duties and other governmental charges to which Premier Capital Trust has become subject as a result of a Tax Event.

  "Like Amount" means (i) with respect to a redemption of Trust Securities, Trust Securities having a Liquidation Amount equal to that portion of the principal amount of Subordinated Debentures to be contemporaneously redeemed in accordance with the Indenture, which will be used to pay the Redemption Price of such Trust Securities, and (ii) with respect to a distribution of Subordinated Debentures to holders of Trust Securities in connection with a dissolution or liquidation of Premier Capital Trust, Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Trust Securities of the holder to whom such Subordinated Debentures are distributed. Each Subordinated Debenture distributed pursuant to clause (ii) above will carry with it accumulated interest in an amount equal to the accumulated and unpaid interest then due on such Subordinated Debenture.

  "Liquidation Amount" means the stated amount of $25.00 per Trust Security.

  After the liquidation date fixed for any distribution of Subordinated Debentures for Preferred Securities (i) such Preferred Securities will no longer be deemed to be outstanding, and (ii) any certificates representing Preferred Securities will be deemed to represent the Subordinated Debentures having a principal amount equal to the Liquidation Amount of such Preferred Securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid Distributions on the Preferred Securities until such certificates are presented to the Administrative Trustees or their agent for transfer or reissuance.

  There can be no assurance as to the market prices for the Preferred Securities or the Subordinated Debentures that may be distributed in exchange for Preferred Securities if a dissolution and liquidation of Premier Capital Trust were to occur. The Preferred Securities that an investor may purchase, or the Subordinated Debentures that an investor may receive on dissolution and liquidation of Premier Capital Trust, may, therefore, trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby.

REDEMPTION PROCEDURES

  Preferred Securities redeemed on each Redemption Date will be redeemed at the Redemption Price with the applicable proceeds from the contemporaneous redemption of the Subordinated Debentures. Redemptions of the Preferred Securities will be made and the Redemption Price will be payable on each Redemption Date only to the extent that Premier Capital Trust has funds on hand available for the payment of such Redemption Price. See "--Subordination of Common Securities."

  If Premier Capital Trust gives a notice of redemption in respect of its Preferred Securities, then the Property Trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the Preferred Securities funds sufficient to pay the aggregate Redemption Price and will give the paying agent for the Preferred Securities irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing such Preferred Securities. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date for any Preferred Securities called for redemption will be payable to the holders of such Preferred Securities on the relevant record dates for the related Distribution Dates. If notice of redemption will have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price, and such Preferred Securities will cease to be outstanding. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any additional Distribution, interest or other payment in respect of any such delay) with the same force and effect as if made on such date except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Preferred Securities called for redemption is improperly withheld or refused and not paid either by Premier Capital Trust, or by the Company pursuant to the Guarantee, Distributions on such Preferred Securities will continue to accrue at the then applicable rate, from the Redemption Date originally established by Premier Capital Trust for such Preferred Securities to the date such Redemption Price is actually paid, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price. See "Description of the Guarantee."

  Subject to applicable law (including, without limitation, United States federal securities law) and further provided, that the Company has not and is not continuing to exercise its right to defer interest payments, the Company or its subsidiaries may at any time and from time to time purchase outstanding Preferred Securities by tender in the open market or by private agreement.

  Payment of the Redemption Price on the Preferred Securities and any distribution of Subordinated Debentures to holders of Preferred Securities will be made to the applicable record holders thereof as they appear on the register for the Preferred Securities on the relevant record date, which date will be the date 15 days prior to the Redemption Date or liquidation date, as applicable.

  If less than all of the Trust Securities are to be redeemed on a Redemption Date, then the aggregate Liquidation Amount of such Trust Securities to be redeemed will be allocated pro rata to the Trust Securities based upon the relative Liquidation Amounts of such classes. The particular Preferred Securities to be redeemed will be selected by the Property Trustee from the outstanding Preferred Securities not previously called for redemption, by such method as the Property Trustee deems fair and appropriate and which may provide for the selection for redemption of portions (equal to $25.00 or an integral multiple of $25.00 in excess thereof) of the Liquidation Amount of Preferred Securities of a denomination larger than $25.00. The Property Trustee will promptly notify the registrar for the Preferred Securities in writing of the Preferred Securities selected for redemption and, in the case of any Preferred Securities selected for partial redemption, the Liquidation Amount thereof to be redeemed. For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of Preferred Securities will relate to the portion of the aggregate Liquidation Amount of Preferred Securities which has been or is to be redeemed.

  Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each holder of Trust Securities to be redeemed at its registered address. Unless the Company defaults in payment of the Redemption Price on the Subordinated Debentures, on and after the Redemption Date interest will cease to accrue on such Subordinated Debentures or portions thereof (and Distributions will cease to accrue on the related Preferred Securities or portions thereof) called for redemption.

SUBORDINATION OF COMMON SECURITIES

  Payment of Distributions on, and the Redemption Price of, the Preferred Securities and Common Securities, as applicable, will be made pro rata based on the Liquidation Amount of the Preferred Securities and Common Securities; provided, however, that if on any Distribution Date or Redemption Date a Debenture Event of Default has occurred and is continuing, no payment of any Distribution on, or Redemption Price of, any of the Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of such Common Securities, will be made unless payment in full in cash of all accumulated and unpaid Distributions on all of the outstanding Preferred Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price the full amount of such Redemption Price on all of the outstanding Preferred Securities then called for redemption, will have been made or provided for, and all funds available to the Property Trustee will first be applied to the payment in full in cash of all Distributions on, or Redemption Price of, the Preferred Securities then due and payable.

  In the case of any Event of Default resulting from a Debenture Event of Default, the Company as holder of the Common Securities will be deemed to have waived any right to act with respect to any such Event of Default under the Trust Agreement until the effect of all such Events of Default with respect to the Preferred Securities has been cured, waived or otherwise eliminated. Until any such Events of Default under the Trust Agreement with respect to the Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee will act solely on behalf of the holders of the Preferred Securities and not on behalf of the Company, as holder of the Common Securities, and only the holders of the Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON TERMINATION

  The Company will have the right at any time to dissolve, wind-up or terminate Premier Capital Trust and cause the Subordinated Debentures to be distributed to the holders of the Preferred Securities. Such right is subject, however, to the Company's having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve.

  The Federal Reserve's risk-based capital guidelines currently provide that redemptions of permanent equity or other capital instruments before stated maturity could have a significant impact on a bank holding company's overall capital structure and that any organization considering such a redemption should consult with the Federal Reserve before redeeming any equity or capital instrument prior to maturity if such redemption could have a material effect on the level or composition of the organization's capital base (unless the equity or capital instrument were redeemed with the proceeds of, or replaced by, a like amount of a similar or higher quality capital instrument and the Federal Reserve considers the organization's capital position to be fully adequate after the redemption).

  In the event the Company, while a holder of Common Securities, dissolves Premier Capital Trust prior to the Stated Maturity of the Subordinated Debentures and the dissolution of the Premier Capital Trust is deemed to constitute the redemption of capital instruments by the Federal Reserve under its risk-based capital guidelines or policies, the dissolution of the Premier Capital Trust by the Company may be subject to the prior approval of the Federal Reserve. Moreover, any changes in applicable law or changes in the Federal Reserve's risk-based capital guidelines or policies could impose a requirement on the Company that it obtain the prior approval of the Federal Reserve to dissolve Premier Capital Trust.

  Pursuant to the Trust Agreement, Premier Capital Trust will automatically terminate upon expiration of its term and will terminate earlier on the first to occur of (i) certain events of bankruptcy, dissolution or liquidation of the Company, (ii) the distribution of a Like Amount of the Subordinated Debentures to the holders of its Trust Securities, if the Company, as depositor, has given written direction to the Property Trustee to terminate Premier Capital Trust (which direction is optional and wholly within the discretion of the Company, as depositor), (iii) redemption of all of the Preferred Securities as described under "Description of the Preferred Securities--Redemption or Exchange--Mandatory Redemption," or (iv) the entry of an order for the dissolution of Premier Capital Trust by a court of competent jurisdiction.

  If an early termination occurs as described in clause (i), (ii) or (iv) of the preceding paragraph, Premier Capital Trust will be liquidated by the Trustees as expeditiously as the Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of Premier Capital Trust as provided by applicable law, to the holders of such Trust Securities a Like Amount of the Subordinated Debentures, unless such distribution is determined by the Property Trustee not to be practical, in which event such holders will be entitled to receive out of the assets of Premier Capital Trust available for distribution to holders, after satisfaction of liabilities to creditors of Premier Capital Trust as provided by applicable law, an amount equal to, in the case of holders of Preferred Securities, the aggregate of the Liquidation Amount plus accrued and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because Premier Capital Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by Premier Capital Trust on the Preferred Securities will be paid on a pro rata basis. The Company, as the holder of the Common Securities, will be entitled to receive distributions upon any such liquidation pro rata with the holders of the Preferred Securities, except that, if a Debenture Event of Default has occurred and is continuing, the Preferred Securities will have a priority over the Common Securities. See "--Subordination of Common Securities."

  Under current United States federal income tax law and interpretations and assuming, as expected, that Premier Capital Trust is treated as a grantor trust, a distribution of the Subordinated Debentures should not be a taxable event to holders of the Preferred Securities. Should there be a change in law, a change in legal interpretation, a Tax Event or other circumstances, however, the distribution could be a taxable event to holders of the Preferred Securities. See "Material Federal Income Tax Consequences--Receipt of Subordinated Debentures or Cash Upon Liquidation of Premier Capital Trust." If the Company elects neither to redeem the Subordinated Debentures prior to maturity nor to liquidate Premier Capital Trust and distribute the Subordinated Debentures to holders of the Preferred Securities, the Preferred Securities will remain outstanding until the repayment of the Subordinated Debentures.

  If the Company elects to liquidate Premier Capital Trust and thereby causes the Subordinated Debentures to be distributed to holders of the Preferred Securities in liquidation of Premier Capital Trust, the Company will continue to have the right to shorten or extend the maturity of such Subordinated Debentures, subject to certain conditions. See "Description of the Subordinated Debentures--General."

  There can be no assurance as to the market prices for the Preferred Securities or the Subordinated Debentures that may be distributed in exchange for Preferred Securities if a dissolution and liquidation of Premier Capital Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, or the Subordinated Debentures that the investor may receive on dissolution and liquidation of Premier Capital Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby.

LIQUIDATION VALUE

  The amount of the Liquidation Distribution payable on the Preferred Securities in the event of any liquidation of Premier Capital Trust is $25.00 per Preferred Security plus accrued and unpaid Distributions thereon to the date of payment, which may be in the form of a distribution of such amount in Subordinated Debentures, subject to certain exceptions. See "--Liquidation Distribution Upon Termination."

EVENTS OF DEFAULT; NOTICE

  Any one of the following events constitutes an event of default under the Trust Agreement (an "Event of Default") with respect to the Preferred Securities (whatever the reason for such Event of Default and whether voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

  (i) the occurrence of a Debenture Event of Default (see "Description of the Subordinated Debentures--Debenture Events of Default"); or

  (ii) default by Premier Capital Trust in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

  (iii) default by Premier Capital Trust in the payment of any Redemption Price of any Trust Security when it becomes due and payable; or

  (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Trustees in the Trust Agreement (other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in clauses (ii) or (iii) above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Trustee(s) by the holders of at least 25% in aggregate Liquidation Amount of the outstanding Preferred Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Trust Agreement; or

  (v) the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee and the failure by the Company to appoint a successor Property Trustee within 60 days thereof.

  Within five Business Days after the occurrence of any Event of Default actually known to the Property Trustee, the Property Trustee will transmit notice of such Event of Default to the holders of the Preferred Securities, the Administrative Trustees and the Company, as depositor, unless such Event of Default has been cured or waived. The Company, as depositor, and the Administrative Trustees are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Trust Agreement.

  If a Debenture Event of Default has occurred and is continuing, the Preferred Securities will have a preference over the Common Securities upon termination of Premier Capital Trust. See "--Liquidation Distribution Upon Termination." The existence of an Event of Default does not entitle the holders of Preferred Securities to accelerate the maturity thereof.

REMOVAL OF PREMIER CAPITAL TRUST TRUSTEES

  Unless a Debenture Event of Default has occurred and is continuing, any Trustee may be removed at any time by the holder of the Common Securities. If a Debenture Event of Default has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed at such time by the holders of a majority in Liquidation Amount of the outstanding Preferred Securities. In no event, however, will the holders of the Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees, which voting rights are vested exclusively in the Company as the holder of the Common Securities. No resignation or removal of a Trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the Trust Agreement.

CO-TRUSTEES AND SEPARATE PROPERTY TRUSTEE

  Unless an Event of Default has occurred and is continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the Trust Property (as defined in the Trust Agreement) may at the time be located, the Company, as the holder of the Common Securities, will have the power to appoint one or more Persons (as defined in the Trust Agreement) either to act as a co-trustee, jointly with the Property Trustee, of all or any part of such Trust Property, or to act as separate trustee of any such Trust Property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such Person or Persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the Trust Agreement. In case a Debenture Event of Default has occurred and is continuing, the Property Trustee alone will have the power to make such appointment.

MERGER OR CONSOLIDATION OF TRUSTEES

  Any Person into which the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural Person may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which such Trustee is a party, or any Person succeeding to all or substantially all the corporate trust business of such Trustee, will be the successor of such Trustee under the Trust Agreement, provided such Person is otherwise qualified and eligible.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF PREMIER CAPITAL
TRUST

  Premier Capital Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other Person, except as described below. Premier Capital Trust may, at the request of the Company, with the consent of the Administrative Trustees and without the consent of the holders of the Preferred Securities, the Property Trustee or the Delaware Trustee, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any State; provided, that (i) such successor entity either (a) expressly assumes all of the obligations of Premier Capital Trust with respect to the Preferred Securities, or (b) substitutes for the Preferred Securities other securities having substantially the same terms as the Preferred Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Preferred Securities in priority with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) the Company expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee in its capacity as the holder of the Subordinated Debentures, (iii) the Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the Preferred Securities are then listed, if any (including, if applicable, the American Stock Exchange), (iv) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, (v) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Company has received an opinion from independent counsel to the effect that (a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, and (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither Premier Capital Trust nor such successor entity will be required to register as an "investment company" under the Investment Company Act, and (vi) the Company owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee. Notwithstanding the foregoing, Premier Capital Trust will not, except with the consent of holders of 100% in Liquidation Amount of the Preferred Securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other Person or permit any other Person to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause Premier Capital Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF TRUST AGREEMENT

  Except as provided below and under "Description of the Guarantee--Amendments and Assignment" and as otherwise required by the Trust Act and the Trust Agreement, the holders of the Preferred Securities will have no voting rights.

  If any Distributions payable on the Preferred Securities are in arrears for six quarterly periods, the holders of the Preferred Securities, voting separately as a class with any other preferred securities having similar voting rights, will be entitled at the next regular or special meeting of the shareholders of the Company to elect two directors to the Board of Directors of the Company (such voting rights will continue until such time as the Distribution arrearage on the Preferred Securities have been paid in full). The affirmative consent of the holders of at least 66 2/3% of the outstanding Preferred Securities will be required by Premier Capital Trust for amendments to the Trust Agreement that would affect adversely the rights or privileges of the holders of the Preferred Securities.

  The Trust Agreement may be amended from time to time by the Company, the Property Trustee and the Administrative Trustees, without the consent of the holders of the Preferred Securities (i) with respect to acceptance of appointment by a successor trustee, (ii) to cure any ambiguity, correct or supplement any provisions in such Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Trust Agreement (provided such amendment is not inconsistent with the other provisions of the Trust Agreement), or (iii) to modify, eliminate or add to any provisions of the Trust Agreement to such extent as is necessary to ensure that Premier Capital Trust will be classified for United States federal income tax purposes as a grantor trust at all times that any Trust Securities are outstanding or to ensure that Premier Capital Trust will not be required to register as an "investment company" under the Investment Company Act; provided, however, that in the case of clause (ii), such action may not adversely affect in any material respect the interests of any holder of Trust Securities, and any amendments of such Trust Agreement will become effective when notice thereof is given to the holders of Trust Securities. The Trust Agreement may be amended by the Trustees and the Company with (i) the consent of holders representing not less than a majority in the aggregate Liquidation Amount of the outstanding Trust Securities, and (ii) receipt by the Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Trustees in accordance with such amendment will not affect Premier Capital Trust's status as a grantor trust for United States federal income tax purposes or Premier Capital Trust's exemption from status as an "investment company" under the Investment Company Act. Notwithstanding anything in this paragraph to the contrary, without the consent of each holder of Trust Securities, the Trust Agreement may not be amended to (a) change the amount or timing of any Distribution on the Trust Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Trust Securities as of a specified date, or (b) restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date.

  The Trustees will not, so long as any Subordinated Debentures are held by the Property Trustee, (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or executing any trust or power conferred on the Property Trustee with respect to the Subordinated Debentures, (ii) waive any past default that is waivable under the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Subordinated Debentures will be due and payable, or
(iv) consent to any amendment, modification or termination of the Indenture or the Subordinated Debentures, where such consent is required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate Liquidation Amount of all outstanding Preferred Securities; provided, however, that where a consent under the Indenture requires the consent of each holder of Subordinated Debentures affected thereby, no such consent will be given by the Property Trustee without the prior consent of each holder of the Preferred Securities. The Trustees may not revoke any action previously authorized or approved by a vote of the holders of the Preferred Securities except by subsequent vote of the holders of the Preferred Securities. The Property Trustee will notify each holder of Preferred Securities of any notice of default with respect to the Subordinated Debentures. In addition to obtaining the foregoing approvals of the holders of the Preferred Securities, prior to taking any of the foregoing actions, the Trustees must obtain an opinion of counsel experienced in such matters to the effect that Premier Capital Trust will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of such action.

  Any required approval of holders of Preferred Securities may be given at a meeting of holders of Preferred Securities convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of Preferred Securities in the manner set forth in the Trust Agreement.

  No vote or consent of the holders of Preferred Securities will be required for Premier Capital Trust to redeem and cancel its Preferred Securities in accordance with the Trust Agreement.

  Notwithstanding the fact that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned by the Company, the Trustees or any affiliate of the Company or any Trustee, will, for purposes of such vote or consent, be treated as if they were not outstanding.

FORM, DENOMINATION, BOOK-ENTRY PROCEDURES AND TRANSFER

  The Preferred Securities to be issued in the offering may be transferred or exchanged in the manner and at the offices described below.

  The Preferred Securities to be issued in the offering initially will be represented by one or more Preferred Securities in registered, global form (collectively, the "Global Preferred Securities"). The Global Preferred Securities will be deposited upon issuance with the Property Trustee as custodian for The Depository Trust Company ("DTC"), in Boston, Massachusetts, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC, as described below.

  Except as set forth below, the Global Preferred Securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Preferred Securities may not be exchanged for certificated Preferred Securities except in the limited circumstances described under "--Exchange of Book-Entry Preferred Securities for Certificated Preferred Securities" below. In addition, transfer of beneficial interests in the Global Preferred Securities will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

  Depository Procedures. DTC has advised Premier Capital Trust and the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.


  DTC has also advised Premier Capital Trust and the Company that, pursuant to procedures established by it, (i) upon deposit of the Global Preferred Securities, DTC will credit the accounts of Participants on behalf of purchasers of the Preferred Securities with portions of the Liquidation Amount of the Global Preferred Securities and (ii) ownership of such interests in the Global Preferred Securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Preferred Securities).

  Investors in the Global Preferred Securities may hold their interests therein directly through DTC if they are Participants in such system, or indirectly through organizations which are Participants in such system. All interests in a Global Preferred Security may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in certificated form of securities that they own.

Consequently, the ability to transfer beneficial interests in a Global Preferred Security to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Preferred Security to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the Preferred Securities, see "--Exchange of Book-Entry Preferred Securities for Certificated Preferred Securities."

  Except as described below, owners of interests in the Global Preferred Securities will not have Preferred Securities registered in their name, will not receive physical delivery of certificated Preferred Securities and will not be considered the registered owners or holders thereof under the Trust Agreement for any purpose.

  Payments in respect of the Global Preferred Security registered in the name of DTC or its nominee will be payable by the Property Trustee to DTC in its capacity as the registered holder under the Trust Agreement. Under the terms of the Trust Agreement, the Property Trustee will treat the persons in whose names the Preferred Securities, including the Global Preferred Securities, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Property Trustee nor any agent thereof has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Preferred Securities, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Preferred Securities or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants, DTC has advised Premier Capital Trust and the Company that its current practice, upon receipt of any payment in respect of securities such as Preferred Securities, is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in Liquidation Amount of beneficial interests in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of Preferred Securities will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Property Trustee, Premier Capital Trust or the Company. Neither Premier Capital Trust nor the Company nor the Property Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Preferred Securities, and Premier Capital Trust or the Company and the Property Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

  DTC has advised Premier Capital Trust and the Company that it will take any action permitted to be taken by a holder of Preferred Securities only at the direction of one or more Participants to whose account with DTC interests in the Global Preferred Securities are credited and only in respect of such portion of the Liquidation Amount of the Preferred Securities as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Trust Agreement, DTC reserves the right to exchange the Global Preferred Securities for certificated Preferred Securities and to distribute such Preferred Securities to its Participants.

  The information in this section concerning DTC and book-entry systems has been obtained from sources that Premier Capital Trust and the Company believe to be reliable, but neither Premier Capital Trust nor the Company takes responsibility for the accuracy thereof.

  Exchange of Book-Entry Preferred Securities for Certificated Preferred Securities. A Global Preferred Security is exchangeable for certificated Preferred Securities if (i) DTC (x) notifies the Company that it is unwilling or unable to continue as depository for the Global Preferred Security and the Company thereupon fails to appoint a successor depository within 90 days or
(y) has ceased to be a clearing agency registered under the Exchange Act and the Company thereupon fails to appoint a successor depository within 90 days,
(ii) the Company in its sole discretion elects to cause the issuance of the Preferred Securities in certificated form or (iii) there shall have occurred and be continuing an Event of Default or any event which after notice or lapse of time or both would be an Event of Default under the Trust Agreement. In addition, beneficial interests in a Global

Preferred Security may be exchanged for certificated Preferred Securities upon request but only upon at least 20 days' prior written notice given to the Property Trustee by or on behalf of DTC in accordance with customary procedures. In all cases, certificated Preferred Securities delivered in exchange for any Global Preferred Security or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

PAYMENT AND PAYING AGENTS

  Payments in respect of the Preferred Securities held in global form shall be made to DTC, which shall credit the relevant accounts at DTC on the applicable Distribution Dates or, in respect of the Preferred Securities that are not held by DTC, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the register. The paying agent for the Preferred Securities will initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrative Trustees and the Company. The paying agent for the Preferred Securities may resign as paying agent upon 30 days' written notice to the Property Trustee and the Company. In the event that the Property Trustee no longer is the paying agent for the Preferred Securities, the Administrative Trustees will appoint a successor (which must be a bank or trust company acceptable to the Administrative Trustees and the Company) to act as paying agent.

REGISTRAR AND TRANSFER AGENT

  The Property Trustee will act as the registrar and the transfer agent for the Preferred Securities. Registration of transfers of Preferred Securities will be effected without charge by or on behalf of Premier Capital Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. Premier Capital Trust will not be required to register or cause to be registered the transfer of Preferred Securities after such Preferred Securities have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

  The Property Trustee, other than upon the occurrence and during the continuance of an Event of Default, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, after such Event of Default, must exercise the same degree of care and skill as a prudent Person would exercise or use in the conduct of his or her own affairs. Subject to the Trust Agreement, and if the matter is not one on which holders of Preferred Securities are entitled under the Trust Agreement to vote, then the Property Trustee will take such action as is directed by the Company and if not so directed, will take such action as it deems advisable and in the best interests of the holders of the Trust Securities and will have no liability except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

  The Administrative Trustees are authorized and directed to conduct the affairs of and to operate Premier Capital Trust in such a way that Premier Capital Trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States federal income tax purposes and so that the Subordinated Debentures will be treated as indebtedness of the Company for United States federal income tax purposes. The Company and the Administrative Trustees are authorized, in this connection, to take any action, not inconsistent with applicable law, the certificate of trust of Premier Capital Trust (the "Certificate of Trust") or the Trust Agreement, that the Company and the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes, so long as such action does not materially adversely affect the interests of the holders of the related Preferred Securities.

  Holders of the Preferred Securities have no preemptive or similar rights.

  The Trust Agreement and the Preferred Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

                  DESCRIPTION OF THE SUBORDINATED DEBENTURES

  Concurrently with the issuance of the Preferred Securities, Premier Capital Trust will invest the proceeds thereof, together with the consideration paid by the Company for the Common Securities, in the Subordinated Debentures issued by the Company. The Subordinated Debentures will be issued as unsecured
debt under the Indenture, to be dated as of           , 1997, between the
Company and State Street, the Debenture Trustee (the "Indenture"). The Indenture will be qualified as an indenture under the Trust Indenture Act. The following summary of the material terms and provisions of the Subordinated Debentures and the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture and to the Trust Indenture Act. Wherever particular defined terms of the Indenture are referred to, but not defined herein, such defined terms are incorporated herein by reference. The form of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

  The Subordinated Debentures will be limited in aggregate principal amount to approximately $25,773,196 (or $29,639,175 if the over-allotment option described under the heading "Underwriting" is exercised by the Underwriters), such amount being the sum of the aggregate stated Liquidation Amount of the Trust Securities. The Subordinated Debentures will bear interest at the annual
rate of     % of the principal amount thereof, payable quarterly in arrears on the Interest Payment Date beginning December 31, 1997, to the Person (as defined in the Indenture) in whose name each Subordinated Debenture is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. It is anticipated that, until the liquidation, if any, of Premier Capital Trust, the Subordinated Debentures will be held in the name of the Property Trustee in trust for the benefit of the holders of the Trust Securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. Except as provided in the following sentence, the amount of interest payable for any period shorter than a full quarterly period for which interest is computed, will be computed on the basis of the actual number of days elapsed in such period. In the event that any date on which interest is payable on the Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), in each case with the same force and effect as if made on the date such payment was originally due and payable. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount thereof (to the extent permitted by
law) at the rate per annum of    % thereof, compounded quarterly. The term
"interest," as used herein, includes quarterly interest payments, interest on quarterly interest payments not paid on the applicable Interest Payment Date and Additional Interest, as applicable. The Subordinated Debentures will mature on December 31, 2027, the Stated Maturity.

  The Subordinated Debentures will be unsecured and will rank junior and be subordinate in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company. Because the Company is a holding company, the right of the Company to participate in any distribution of assets of any subsidiary, including the Banking Subsidiaries, upon any such subsidiary's liquidation or reorganization or otherwise (and thus the ability of holders of the Subordinated Debentures to benefit indirectly from such distribution), is subject to the prior claim of creditors of such subsidiary, except to the extent that the Company may itself be recognized as a creditor of such subsidiary. At June 30, 1997, the subsidiaries of the Company had total liabilities (excluding liabilities owed to the Company) of approximately $531 million, including deposits in the case of the Banking Subsidiaries. The Subordinated Debentures will, therefore, be effectively subordinated to all existing and future liabilities of the subsidiaries, and holders of Subordinated Debentures should look only to the assets of the Company for payments on the Subordinated Debentures. The Indenture does not limit the incurrence or issuance of other secured or unsecured debt of the Company, including Senior Debt, Subordinated Debt and Additional Senior Obligations, whether under the Indenture or any existing indenture or other indenture that the Company may enter into in the future or otherwise. See "--Subordination."

  In addition, as the Company is a non-operating holding company, almost all of the operating assets of the Company are owned by the Company's subsidiaries. The Company relies primarily on dividends from such subsidiaries to meet its obligations for payment of principal and interest on its outstanding debt obligations, if any, and corporate expenses. Each of the Banking Subsidiaries is subject to certain restrictions imposed by federal law on any extensions of credit to, and certain other transactions with, the Company and certain other affiliates, and on investments in stock or other securities thereof. Such restrictions prevent the Company and such other affiliates from borrowing from any of the Banking Subsidiaries unless the loans are secured by various types of collateral. Further, such secured loans, other transactions and investments by each of the Banking Subsidiaries are generally limited in amount as to the Company and as to each of such other affiliates to 10% of such Banking Subsidiaries' capital and surplus and as to the Company and all of such other affiliates to an aggregate of 20% of the Banking Subsidiaries' capital and surplus. In addition, payment of dividends to the Company by any of the Banking Subsidiaries is subject to ongoing review by banking regulators and is subject to various statutory limitations and in certain circumstances requires prior approval by banking regulatory authorities. Under current regulations, at June 30, 1997, the Banking Subsidiaries could have declared total dividends to the Company of approximately $2.6 million. Federal and state regulatory agencies also have the authority to limit further the Banking Subsidiaries' payment of dividends based on other factors, such as the maintenance of adequate capital for each Banking Subsidiary, which could reduce the amount of dividends otherwise payable.

  The Indenture does not contain provisions that afford holders of the Subordinated Debentures protection in the event of a highly leveraged transaction or other similar transaction involving the Company that may adversely affect such holders.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

  The Company has the right under the Indenture at any time during the term of the Subordinated Debentures, so long as no Debenture Event of Default has occurred and is continuing, to defer the payment of interest at any time, or from time to time each, an Extended Interest Payment Period. The right to defer the payment of interest on the Subordinated Debentures is limited, however, to a period, in each instance, not exceeding 20 consecutive quarters and no Extended Interest Payment Period may extend beyond the Stated Maturity of the Subordinated Debentures. At the end of each Extended Interest Payment Period, the Company must pay all interest then accrued and unpaid (together
with interest thereon at the annual rate of   %, compounded quarterly, to the
extent permitted by applicable law). During an Extended Interest Payment Period, interest will continue to accrue and holders of Subordinated Debentures (or the holders of Preferred Securities if such securities are then outstanding) will be required to accrue and recognize income for United States federal income tax purposes. See "Material Federal Income Tax Consequences-- Potential Extension of Interest Payment Period and Original Issue Discount."

  During any such Extended Interest Payment Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock (other than the reclassification of any class of the Company's capital stock into another class of capital stock), (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the Subordinated Debentures (other than payments under the Guarantee), or (iii) redeem, purchase or acquire less than all of the Subordinated Debentures or any of the Preferred Securities. Prior to the termination of any such Extended Interest Payment Period, the Company may further defer the payment of interest; provided that no Extended Interest Payment Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Subordinated Debentures. Upon the termination of any such Extended Interest Payment Period and the payment of all amounts then due on any Interest Payment Date, the Company may elect to begin a new Extended Interest Payment Period subject to the above requirements. No interest will be due and payable during an Extended Interest Payment Period, except at the end thereof, but the Company may prepay at any time all or any portion of the interest accrued during an Extended Interest Payment Period. The Company has no present intention of exercising its rights to defer payments of interest on the Subordinated Debentures. The Company must give the Property Trustee, the Administrative Trustees and the Debenture Trustee notice of its election of such Extended Interest Payment Period one Business Day prior to the earlier of (i) the next succeeding date on which

Distributions on the Trust Securities would have been payable except for the election to begin such Extended Interest Payment Period, or (ii) the date the Trust is required to give notice of the record date, or the date such Distributions are payable, to the American Stock Exchange, Inc. (or other applicable self-regulatory organization) or to holders of the Preferred Securities, but in any event at least one Business Day prior to such record date. Subject to the foregoing, there is no limitation on the number of times that the Company may elect to begin an Extended Interest Payment Period.

ADDITIONAL SUMS

  If Premier Capital Trust or the Property Trustee is required to pay any additional taxes, duties or other governmental charges as a result of the occurrence of a Tax Event, the Company will pay as additional amounts, referred to herein as Additional Interest, on the Subordinated Debentures such additional amounts as may be required so that the net amounts received and retained by Premier Capital Trust after paying any such additional taxes, duties or other governmental charges will not be less than the amounts Premier Capital Trust would have received had such additional taxes, duties or other governmental charges not been imposed.

REDEMPTION OR EXCHANGE

  The Company will have the right to redeem the Subordinated Debentures prior to maturity (i) on or after December 31, 2007, in whole at any time or in part from time to time, or (ii) at any time in whole (but not in part), for cash within 180 days following the occurrence of a Capital Event, a Tax Event or an Investment Company Event, in each case at a redemption price equal to the accrued and unpaid interest in the Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof. The proceeds of any such redemption will be used by Premier Capital Trust to redeem the Preferred Securities. Any such redemption prior to the Stated Maturity will be subject to prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. If a partial redemption of the Subordinated Debentures would result in the delisting of the Preferred Securities issued by Premier Capital Trust from the American Stock Exchange or any national securities exchange or other organization on which the Preferred Securities are then listed, the Company will not be permitted to effect such partial redemption and may only redeem the Subordinated Debentures in whole.

  The Federal Reserve's risk-based capital guidelines, which are subject to change, currently provide that redemptions of permanent equity or other capital instruments before stated maturity could have a significant impact on a bank holding company's overall capital structure and that any organization considering such a redemption should consult with the Federal Reserve before redeeming any equity or capital instrument prior to maturity if such redemption could have a material effect on the level or composition of the organization's capital base (unless the equity or capital instrument were redeemed with the proceeds of, or replaced by, a like amount of a similar or higher quality capital instrument and the Federal Reserve considers the organization's capital position to be fully adequate after the redemption).

  The redemption of the Subordinated Debentures by the Company prior to their Stated Maturity would constitute the redemption of capital instruments under the Federal Reserve's current risk-based capital guidelines and may be subject to the prior approval of the Federal Reserve. The redemption of the Subordinated Debentures also could be subject to the additional prior approval of the Federal Reserve under its current risk-based capital guidelines.

  Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Subordinated Debentures to be redeemed at its registered address. Unless the Company defaults in payment of the Redemption Price for the Subordinated Debentures, on and after the redemption date interest ceases to accrue on such Subordinated Debentures or portions thereof called for redemption.

  The Subordinated Debentures will not be subject to any sinking fund.

DISTRIBUTION UPON LIQUIDATION

  As described under "Description of the Preferred Securities--Liquidation Distribution Upon Termination," under certain circumstances involving the termination of Premier Capital Trust, the Subordinated Debentures may be distributed to the holders of the Preferred Securities in liquidation of Premier Capital Trust after satisfaction of liabilities to creditors of Premier Capital Trust as provided by applicable law. Any such distribution will be subject to receipt of prior approval by the Federal Reserve if then required under applicable policies or guidelines of the Federal Reserve. If the Subordinated Debentures are distributed to the holders of Preferred Securities upon the liquidation of Premier Capital Trust, the Company will use its best efforts to list the Subordinated Debentures on the American Stock Exchange, or stock exchanges, if any, on which the Preferred Securities are then listed. There can be no assurance as to the market price of any Subordinated Debentures that may be distributed to the holders of Preferred Securities.

RESTRICTIONS ON CERTAIN PAYMENTS

  If at any time (i) there has occurred a Debenture Event of Default, (ii) the Company is in default with respect to its obligations under the Guarantee, or
(iii) the Company has given notice of its election of an Extended Interest Payment Period as provided in the Indenture with respect to the Subordinated Debentures and has not rescinded such notice, or such Extended Interest Payment Period, or any extension thereof, is continuing, the Company will not
(a) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock (other than the reclassification of any class of the Company's capital stock into another class of capital stock), (b) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Subordinated Debentures (other than payments under the Guarantee), or (c) redeem, purchase or acquire less than all of the Subordinated Debentures or any of the Preferred Securities.

SUBORDINATION

  The Indenture provides that the Subordinated Debentures issued thereunder are subordinated and junior in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, the holders of Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company will first be entitled to receive payment in full of principal of (and premium, if any) and interest, if any, on such Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company before the holders of Subordinated Debentures will be entitled to receive or retain any payment in respect of the principal of or interest on the Subordinated Debentures.

  In the event of the acceleration of the maturity of any Subordinated Debentures, the holders of all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon (including any amounts due upon acceleration) before the holders of the Subordinated Debentures will be entitled to receive or retain any payment in respect of the principal of or interest on the Subordinated Debentures.

  No payments on account of principal or interest in respect of the Subordinated Debentures may be made if there has occurred and is continuing a default in any payment with respect to Senior Debt, Subordinated Debt or Additional Senior Obligations of the Company or an event of default with respect to any Senior Debt, Subordinated Debt or Additional Senior Obligations of the Company resulting in the acceleration of the maturity thereof.

  "Debt" means, with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), (v) every capital lease obligation of such Person, and (vi) every obligation of the type referred to in clauses (i) through (v) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible for or liable, directly or indirectly, as obligor or otherwise.

  "Senior Debt" means, with respect to the Company, the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding), on Debt, whether incurred on or prior to the date of the Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Subordinated Debentures or to other Debt which is pari passu with, or subordinated to, the Subordinated Debentures; provided, however, that Senior Debt will not be deemed to include (i) any Debt of the Company which when incurred and without respect to any election under section 1111(b) of the United States Bankruptcy Code of 1978, as amended, was without recourse to the Company, (ii) any Debt of the Company to any of its subsidiaries, (iii) any Debt to any employee of the Company, (iv) any Debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of such Debt by the holders of the Subordinated Debentures as a result of the subordination provisions of the Indenture would be greater than they otherwise would have been as a result of any obligation of such holders to pay amounts over to the obligees on such trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which such Debt is subject, and (v) any Debt which constitutes Subordinated Debt.

  "Subordinated Debt" means, with respect to the Company, the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding), on Debt, whether incurred on or prior to the date of the Indenture or thereafter incurred, which is by its terms expressly provided to be junior and subordinate to other Debt of the Company (other than the Subordinated Debentures).

  "Additional Senior Obligations" means, with respect to the Company, all indebtedness, whether incurred on or prior to the date of the Indenture or thereafter incurred, for claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements; provided, however, that Additional Senior Obligations do not include claims in respect of Senior Debt or Subordinated Debt or obligations which, by their terms, are expressly stated to be not superior in right of payment to the Subordinated Debentures or to rank pari passu in right of payment with the Subordinated Debentures. For purposes of this definition, "claim" has the meaning assigned thereto in Section 101(4) of the United States Bankruptcy Code of 1978, as amended.

  The Indenture places no limitation on the amount of additional Senior Debt, Subordinated Debt or Additional Senior Obligations that may be incurred by the Company. The Company expects from time to time to incur indebtedness constituting Senior Debt, Subordinated Debt and Additional Senior Obligations. Because the Company is a holding company, the Subordinated Debentures are effectively subordinated to all existing and future liabilities of the Company's subsidiaries, including obligations to depositors of the Banking Subsidiaries. Such subsidiaries of the Company had total liabilities (excluding liabilities owed to the Company) of approximately $531 million, including deposits in the case of the Banking Subsidiaries.

FORM, REGISTRATION AND TRANSFER

  If the Subordinated Debentures are distributed to the holders of the Preferred Securities issued in the Offering, the Subordinated Debentures may be represented by one or more global certificates registered in the name of Cede & Co. as the nominee of DTC. The depository arrangements for such Subordinated Debentures are expected to be substantially similar to those in effect for the Preferred Securities issued in the Offering. For a description of DTC and the terms of the depository arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Description of the Preferred Securities--Form, Denomination, Book-Entry Procedures and Transfer."

PAYMENT AND PAYING AGENTS

  Payment of principal of and any interest on the Subordinated Debentures will be made at the office of the Debenture Trustee in Boston, Massachusetts, except that, at the option of the Company, payment of any interest may be made
(i) by check mailed to the address of the Person entitled thereto as such address appears in the register of holders of the Subordinated Debentures, or
(ii) by wire transfer to an account maintained by the Person entitled thereto as specified in the register of holders of the Subordinated Debentures, provided that proper transfer instructions have been received by the regular record date. Payment of any interest on Subordinated Debentures will be made to the Person in whose name such Subordinated Debenture is registered at the close of business on the regular record date for such interest, except in the case of defaulted interest. The Company may at any time designate additional paying agents for the Subordinated Debentures or rescind the designation of any paying agent for the Subordinated Debentures; however, the Company will at all times be required to maintain a paying agent, and each place of payment for the Subordinated Debentures. Notwithstanding the foregoing, so long as the holder of any Subordinated Debentures is the Property Trustee, the payment of the principal of and interest (including compounded interest and Additional Interest, if any) on such Subordinated Debentures held by the Property Trustee may be made at such place and to such account as may be designated by the Property Trustee.

  Any moneys deposited with the Debenture Trustee or any paying agent for the Subordinated Debentures, or then held by the Company in trust, for the payment of the principal of or interest on the Subordinated Debentures and remaining unclaimed for two years after such principal or interest has become due and payable will be repaid to the Company or (if then held in trust by the Company) will be discharged from such trust and the holder of such Subordinated Debenture will thereafter look, as general unsecured creditor, only to the Company for payment thereof.

REGISTRAR AND TRANSFER AGENT

  The Debenture Trustee will act as the registrar and the transfer agent for the Subordinated Debentures. Subordinated Debentures may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), at the office of the registrar. The Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts; provided that the Company maintains a transfer agent in Atlanta, Georgia. The Company may at any time designate additional transfer agents with respect to the Subordinated Debentures. In the event of any Redemption, neither the Company nor the Debenture Trustee will be required to
(i) issue, register the transfer of or exchange Subordinated Debentures during a period beginning at the opening of business 15 days before the day of selection for Redemption of Subordinated Debentures and ending at the close of business on the day of mailing of the relevant notice of redemption, or (ii) transfer or exchange any Subordinated Debentures so selected for redemption, except, in the case of any Subordinated Debentures being redeemed in part, any portion thereof not to be redeemed.

MODIFICATION OF INDENTURE

  The Company and the Debenture Trustee may, from time to time without the consent of the holders of the Subordinated Debentures, amend, waive or supplement the Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies and qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act. The Indenture contains provisions permitting the Company and the Debenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Subordinated Debentures, to modify the Indenture; provided, that no such modification may, without the consent of the holder of each outstanding Subordinated Debenture affected by such proposed modification, (i) extend the fixed maturity of the Subordinated Debentures, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or (ii) reduce the percentage of principal amount of Subordinated Debentures, the holders of which are required to consent to any such modification of the Indenture; provided that so long as any of the Preferred Securities remain outstanding, no such modification may be made that requires the consent of the holders of the Subordinated Debentures, and no termination of the Indenture may occur, and no waiver of any Debenture Event of Default may be effective, without the prior consent of the holders of at least a majority, and in certain cases all, of the aggregate Liquidation Amount of the Preferred Securities.

DEBENTURE EVENTS OF DEFAULT

  The Indenture provides that any one or more of the following described events with respect to the Subordinated Debentures that has occurred and is continuing constitutes an event of default (each, a "Debenture Event of Default") with respect to the Subordinated Debentures:

  (i) failure for 30 days to pay any interest on the Subordinated Debentures, when due (subject to the deferral of any due date in the case of an Extended Interest Payment Period); or

  (ii) failure to pay any principal on the Subordinated Debentures when due whether at maturity, upon redemption, by declaration or otherwise; or

  (iii) failure to observe or perform in any material respect certain other covenants contained in the Indenture for 90 days after written notice to the Company from the Debenture Trustee or the holders of at least 25% in aggregate outstanding principal amount of the Subordinated Debentures; or

  (iv) certain events in bankruptcy, insolvency or reorganization of the Company.

  As described in "Description of the Preferred Securities--Events of Default; Notice," the occurrence of a Debenture Event of Default will also constitute an Event of Default in respect of the Trust Securities.

  The holders of a majority in aggregate outstanding principal amount of the Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee. The Debenture Trustee, or the holders of not less than 25% in aggregate outstanding principal amount of the Subordinated Debentures, may declare the principal due and payable immediately upon a Debenture Event of Default. The holders of a majority in aggregate outstanding principal amount of the Subordinated Debentures may annul such declaration and waive the default if the default (other than the non-payment of the principal of the Subordinated Debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee. Should the holders of the Subordinated Debentures fail to annul such declaration and waive such default, the holders of a majority in aggregate Liquidation Amount of the Preferred Securities will have such right.

  The Company is required to file annually with the Debenture Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Indenture.

  If a Debenture Event of Default has occurred and is continuing, the Property Trustee will have the right to declare the principal of and the interest on such Subordinated Debentures, and any other amounts payable under the Indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to such Subordinated Debentures.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF THE PREFERRED SECURITIES

  If a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest on or principal of the Subordinated Debentures on the payment date on which such payment is due and payable, then a holder of Preferred Securities may institute a Direct Action against the Company for enforcement of payment to such holder of the principal of or interest on such Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Preferred Securities of such holder. In connection with such Direct Action, the Company will have a right of set-off under the Indenture to the extent of any payment made by the Company to such holder of Preferred Securities in the Direct Action. The Company may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the Preferred Securities. If the right to bring a Direct Action is removed, Premier Capital Trust may become subject to the reporting obligations under the Exchange Act. The Company has the right under the Indenture to set off any payment made to such holder of Preferred Securities by the Company in connection with a Direct Action.

  The holders of the Preferred Securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the Subordinated Debentures except under the circumstances described in the preceding paragraph. See "Description of the Preferred Securities--Events of Default; Notice."

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

  The Company may not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, and no Person may consolidate with or merge into the Company or sell, convey, transfer or otherwise dispose of its properties and assets substantially as an entirety to the Company, unless (i) in the event the Company consolidates with or merges into another Person or conveys or transfers its properties and assets substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any state or the District of Columbia, and such successor Person expressly assumes by supplemental indenture the Company's obligations on the Subordinated Debentures issued under the Indenture, and (ii) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time, or both, would become a Debenture Event of Default, has occurred and is continuing, and (iii) certain other conditions as prescribed in the Indenture are met.

SATISFACTION AND DISCHARGE

  The Indenture will cease to be of further effect (except as to the Company's obligations to pay certain sums due pursuant to the Indenture and to provide certain officers' certificates and opinions of counsel described therein) and the Company will be deemed to have satisfied and discharged the Indenture when, among other things, all Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation (i) have become due and payable, or
(ii) will become due and payable at their Stated Maturity within one year or are to be called for redemption and the Company deposits or causes to be deposited with the Debenture Trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation, for the principal and interest to the date of the deposit or to the Stated Maturity or Redemption Date, as the case may be.

GOVERNING LAW

  The Indenture and the Subordinated Debentures will be governed by and construed in accordance with the laws of the State of Georgia.

INFORMATION CONCERNING THE DEBENTURE TRUSTEE

  The Debenture Trustee has and is subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Debenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Debenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

  State Street, the Debenture Trustee, may serve from time to time as trustee under other indentures or trust agreements with the Company or its subsidiaries relating to other issues of their securities. In addition, the Company and certain of its affiliates may have other banking relationships with State Street and its affiliates.

MISCELLANEOUS

  The Company has agreed, pursuant to the Indenture, for so long as Trust Securities remain outstanding, (i) to maintain directly or indirectly 100% ownership of the Common Securities of Premier Capital Trust (provided that certain successors which are permitted pursuant to the Indenture may succeed to the Company's ownership of the Common Securities), (ii) not to voluntarily terminate, wind up or liquidate Premier Capital Trust, except upon prior approval of the Federal Reserve if then so required under applicable capital guidelines or policies of the Federal Reserve, and except (a) in connection with a distribution of Subordinated Debentures to the holders of the Preferred Securities in liquidation of Premier Capital Trust, or (b) in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement, and (iii) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause Premier Capital Trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

                         DESCRIPTION OF THE GUARANTEE

  The Preferred Securities Guarantee will be executed and delivered by the Company concurrently with the issuance of the Preferred Securities for the benefit of the holders of the Preferred Securities. The Guarantee will be qualified as an indenture under the Trust Indenture Act. The Guarantee Trustee will act as indenture trustee under the Guarantee for purposes of complying with the provisions of the Trust Indenture Act. The Guarantee Trustee, State Street, will hold the Guarantee for the benefit of the holders of the Preferred Securities. The following summary of the material terms and provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Guarantee and the Trust Indenture Act. Wherever particular defined terms of the Guarantee are referred to, but not defined herein, such defined terms are incorporated herein by reference. The form of the Guarantee has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

  The Company will, pursuant to the Guarantee, irrevocably agree to pay in full on a subordinated basis, to the extent set forth therein, the Guarantee Payments (as defined below) to the holders of the Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that Premier Capital Trust may have or assert other than the defense of payment. The following payments with respect to the Preferred Securities, to the extent not paid by or on behalf of Premier Capital Trust (the "Guarantee Payments"), will be subject to the Guarantee: (i) any accrued and unpaid Distributions required to be paid on the Preferred Securities, to the extent that Premier Capital Trust has funds available therefor at such time, (ii) the Redemption Price with respect to any Preferred Securities called for redemption to the extent that Premier Capital Trust has funds available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of Premier Capital Trust (other than in connection with the distribution of Subordinated Debentures to the holders of Preferred Securities or a redemption of all of the Preferred Securities), the lesser of (a) the amount of the Liquidation Distribution, to the extent Premier Capital Trust has funds available therefor at such time, and (b) the amount of assets of Premier Capital Trust remaining available for distribution to holders of Preferred Securities in liquidation of Premier Capital Trust. The obligation of the Company to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the Preferred Securities or by causing Premier Capital Trust to pay such amounts to such holders.

  The Company will, through the Guarantee, the Trust Agreement, the Subordinated Debentures and the Indenture, taken together, fully, irrevocably and unconditionally guarantee all of the Premier Capital Trust's obligations under the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations under the Preferred Securities. See "Relationship Among the Preferred Securities, the Subordinated Debentures and the Guarantee."

  The Guarantee will not apply to any payment of Distributions except to the extent Premier Capital Trust has funds available therefor. If the Company does not make interest payments on the Subordinated Debentures held by Premier Capital Trust, Premier Capital Trust will not pay Distributions on the Preferred Securities and will not have funds legally available therefor.

STATUS OF THE GUARANTEE

  The Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company in the same manner as the Subordinated Debentures. The Guarantee does not place a limitation on the amount of additional Senior Debt, Subordinated Debt or Additional Senior Obligations that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting Senior Debt, Subordinated Debt and Additional Senior Obligations.

  The Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against any other Person or entity). The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by Premier Capital Trust or upon distribution of the Subordinated Debentures to the holders of the Preferred Securities. Because the Company is a holding company, the right of the Company to participate in any distribution of assets of any subsidiary, including any of the Banking Subsidiaries, upon such subsidiaries' liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent the Company may itself be recognized as a creditor of that subsidiary. The Company's obligations under the Guarantee, therefore, will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, and claimants should look only to the assets of the Company for payments thereunder.

AMENDMENTS AND ASSIGNMENT

  Except with respect to any changes which do not materially adversely affect the rights of holders of the Preferred Securities (in which case no vote will be required), the Guarantee may not be amended without the prior approval of the holders of not less than a majority of the aggregate Liquidation Amount of the outstanding Preferred Securities. See "Description of the Preferred Securities--Voting Rights; Amendment of Trust Agreement." All guarantees and agreements contained in the Guarantee will bind the successors, assigns, receivers, trustees and representatives of the Company and will inure to the benefit of the holders of the Preferred Securities then outstanding.

EVENTS OF DEFAULT

  An event of default under the Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder. The holders of not less than a majority in aggregate Liquidation Amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.

  Any registered holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against Premier Capital Trust, the Guarantee Trustee or any other Person.

  The Company, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

  The Guarantee Trustee, other than during the occurrence and continuance of a default by the Company in performance of the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after default with respect to the Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to such provisions, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of any Preferred Securities, unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

  For information concerning the relationship between State Street, the Guarantee Trustee, and the Company, see "Description of the Subordinated Debentures--Information Concerning the Debenture Trustee."

TERMINATION OF THE GUARANTEE

  The Guarantee will terminate and be of no further force and effect upon (i) full payment of the Redemption Price of the Preferred Securities, (ii) full payment of the amounts payable upon liquidation of Premier Capital Trust, or
(iii) distribution of the Subordinated Debentures to the holders of the Preferred Securities. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Preferred Securities must restore payment of any sums paid under such Preferred Securities or the Guarantee.

GOVERNING LAW

  The Guarantee will be governed by and construed in accordance with the laws of the State of Georgia.

EXPENSE AND LIABILITIES AGREEMENT

  The Company will, pursuant to the Agreement as to Expenses and Liabilities entered into by it under the Trust Agreement (the "Expense Agreement"), irrevocably and unconditionally guarantee to each person or entity to whom Premier Capital Trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of Premier Capital Trust, other than obligations of Premier Capital Trust to pay to the holders of the Preferred Securities or other similar interests in Premier Capital Trust of the amounts due such holders pursuant to the terms of the Preferred Securities or such other similar interests, as the case may be. Third party creditors of Premier Capital Trust may proceed directly against the Company under the Expense Agreement, regardless of whether such creditors had notice of the Expense Agreement.

         RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE SUBORDINATED
                         DEBENTURES AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

  Payments of Distributions and other amounts due on the Preferred Securities (to the extent Premier Capital Trust has funds available for the payment of such Distributions) are irrevocably guaranteed by the Company as and to the extent set forth under "Description of the Guarantee." The Company and Premier Capital Trust believe that, taken together, the obligations of the Company under the Subordinated Debentures, the Indenture, the Trust Agreement, the Expense Agreement, and the Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of payment of Distributions and other amounts due on the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the obligations of Premier Capital Trust under the Preferred Securities. If and to the extent that the Company does not make payments on the Subordinated Debentures, Premier Capital Trust will not pay Distributions or other amounts due on the Preferred Securities. The Guarantee does not cover payment of Distributions when Premier Capital Trust does not have sufficient funds to pay such Distributions. In such event, the remedy of a holder of Preferred Securities is to institute a legal proceeding directly against the Company for enforcement of payment of such Distributions to such holder. The obligations of the Company under the Guarantee are subordinate and junior in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company.

SUFFICIENCY OF PAYMENTS

  As long as payments of interest and other payments are made when due on the Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments due on the Preferred Securities, primarily because (i) the aggregate principal amount of the Subordinated Debentures will be equal to the sum of the aggregate stated Liquidation Amount of the Trust Securities, (ii) the interest rate and interest and other payment dates on the Subordinated Debentures will match the Distribution rate and Distribution and other payment dates for the Preferred Securities, (iii) the Company will pay for all and any costs, expenses and liabilities of Premier Capital Trust (except the obligations of Premier Capital Trust to holders of the Preferred Securities), and (iv) the Trust Agreement further provides that Premier Capital Trust will not engage in any activity that is not consistent with the limited purposes of Premier Capital Trust.

  Notwithstanding anything to the contrary in the Indenture, the Company has the right to set off any payment it is otherwise required to make thereunder with and to the extent the Company has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee.

ENFORCEMENT RIGHTS OF HOLDERS OF PREFERRED SECURITIES

  A holder of any Preferred Security may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, Premier Capital Trust or any other Person. A default or event of default under any Senior Debt, Subordinated Debt or Additional Senior Obligations of the Company would not constitute a default or Event of Default. In the event, however, of payment defaults under, or acceleration of, Senior Debt, Subordinated Debt or Additional Senior Obligations of the Company, the subordination provisions of the Indenture provide that no payments may be made in respect of the Subordinated Debentures until such Senior Debt, Subordinated Debt or Additional Senior Obligations have been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the Subordinated Debentures would constitute an Event of Default.

LIMITED PURPOSE OF PREMIER CAPITAL TRUST

  The Preferred Securities evidence a preferred undivided beneficial interest in the assets of Premier Capital Trust. Premier Capital Trust exists for the sole purpose of issuing the Trust Securities and investing the proceeds thereof in Subordinated Debentures. A principal difference between the rights of a holder of a Preferred Security and the rights of a holder of a Subordinated Debenture is that a holder of a Subordinated Debenture is entitled to receive from the Company the principal amount of and interest accrued on Subordinated Debentures held, while a holder of Preferred Securities is entitled to receive Distributions from Premier Capital Trust (or from the Company under the Guarantee) if and to the extent Premier Capital Trust has funds available for the payment of such Distributions.

RIGHTS UPON TERMINATION

  Upon any voluntary or involuntary termination, winding-up or liquidation of Premier Capital Trust involving the liquidation of the Subordinated Debentures, the holders of the Preferred Securities will be entitled to receive, out of assets held by Premier Capital Trust, the Liquidation Distribution in cash. See "Description of the Preferred Securities-- Liquidation Distribution Upon Termination." Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Property Trustee, as holder of the Subordinated Debentures, would be a subordinated creditor of the Company, subordinated in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company, but entitled to receive payment in full of principal and interest before any shareholders of the Company receive payments or distributions. Since the Company is the guarantor under the Guarantee and has agreed to pay for all costs, expenses and liabilities of Premier Capital Trust (other than the obligations of Premier Capital Trust to the holders of its Preferred Securities), the positions of a holder of the Preferred Securities and a holder of the Subordinated Debentures relative to other creditors and to shareholders of the Company in the event of liquidation or bankruptcy of the Company are expected to be substantially the same.

                   MATERIAL FEDERAL INCOME TAX CONSEQUENCES

GENERAL

  In the opinion of Womble Carlyle Sandridge & Rice, PLLC, counsel to the Company and Premier Capital Trust the following discussion summarizes the material United States federal income tax considerations that may be relevant to the purchasers of Preferred Securities. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), regulations thereunder and current administrative rulings and court decisions, all of which are subject to change at any time, with possible retroactive effect. Subsequent changes may cause tax consequences to vary substantially from the consequences described below. Furthermore, the authorities on which the following summary is based are subject to various interpretations, and it is therefore possible that the United States federal income tax treatment of the purchase, ownership, and disposition of Preferred Securities may differ from the treatment described below.

  No attempt has been made in the following discussion to comment on all United States federal income tax matters affecting purchasers of Preferred Securities. Moreover, the discussion generally focuses on holders of Preferred Securities who (i) are individual citizens or residents of the United States, corporations and partnerships created or organized in or under the laws of the United States or any political subdivision thereof, an estate--the income of which is includible in its gross income for United States federal income tax purposes without regard to its source, or a trust if a court within the Untied States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust ("U.S. Holders"), and (ii) who acquire Preferred Securities on their original issue at their offering price and hold Preferred Securities as capital assets. The discussion does not address persons who are not U.S. Holders or all the tax consequences that may be relevant to U.S. Holders who may be subject to special tax treatment, such as, for example, banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, or persons that will hold the Preferred Securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or as other than a capital asset. The following summary also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of Preferred Securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the Preferred Securities.

  EACH PROSPECTIVE INVESTOR SHOULD CONSULT, AND SHOULD RELY EXCLUSIVELY ON, SUCH INVESTOR'S OWN TAX ADVISORS IN ANALYZING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP OR DISPOSITION OF PREFERRED SECURITIES.

CLASSIFICATION OF THE SUBORDINATED DEBENTURES

  The Company intends to take the position that the Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of the Company under current law, and, by acceptance of a Preferred Security, each holder covenants to treat the Subordinated Debentures as indebtedness and the Preferred Securities as evidence of an indirect beneficial ownership interest in the Subordinated Debentures. No assurance can be given, however, that such position of the Company will not be challenged by the Internal Revenue Service or, if challenged, that such a challenge will not be successful. The remainder of this discussion assumes that the Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of the Company.

CLASSIFICATION OF PREMIER CAPITAL TRUST

  With respect to the Preferred Securities, Womble Carlyle Sandridge & Rice, PLLC, counsel to the Company and Premier Capital Trust, has rendered its opinion generally to the effect that, under then current law and assuming full compliance with the terms of the Trust Agreement and Indenture, Premier Capital Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of Preferred Securities generally will be treated as owning an undivided beneficial interest in the Subordinated Debentures, and each holder will be required to include in its gross income each item of income or gain with respect to its allocable share of the Subordinated Debentures.

POTENTIAL EXTENSION OF INTEREST PAYMENT PERIOD AND ORIGINAL ISSUE DISCOUNT

  The Company's option to extend the interest payment period on the Subordinated Debentures may cause the indebtedness to be issued with original issue discount ("OID"). Under recently issued Treasury regulations (the "Regulations"), a contingency that stated interest will not be timely paid that is "remote" will be ignored in determining whether such debt instrument is issued with OID. As a result of the terms and conditions of the Subordinated Debentures that prohibit certain payments with respect to the Company's capital stock and indebtedness if the Company elects to extend interest payment periods, the Company believes that the likelihood of its exercising its option to defer payments is remote. Based on the foregoing, the Company intends to take the position that the Subordinated Debentures will not be considered to be issued with OID at the time of their original issuance. If this position is sustained, a holder of Preferred Securities should include in gross income such holder's allocable share of interest on the Subordinated Debentures in accordance with its own method of tax accounting.

  There can be no assurance, however, that the Internal Revenue Service will not successfully contest the Company's position. If the Internal Revenue Service were successful in such a contention, then all of the stated interest payments on the Subordinated Debentures would be treated as OID. In such case, the holders of the Preferred Securities would be required to include OID in income on an economic accrual basis regardless of whether any interest is actually paid or their method of tax accounting, but would not be required to report actual payments of interest as taxable income.

  If the Company's position that there is no OID initially is upheld, but the Company exercises its option to defer any payment of interest, the Subordinated Debentures would at the time of such exercise be treated as issued with OID, and all stated interest thereafter payable on the Subordinated Debentures would be treated as OID. In such event, the holders of the Preferred Securities would be required to account for the OID as stated in the immediately preceding paragraph. Consequently, a holder of Preferred Securities would be required to include in gross income OID even though the Company would not make any actual interest payments during an Extended Interest Payment Period.

MARKET DISCOUNT AND ACQUISITION PREMIUM

  Holders of Preferred Securities other than a holder who purchased the Preferred Securities upon original issuance may be considered to have acquired their undivided interests in the Subordinated Debentures with "market discount" or "acquisition premium" as such phrases are defined for United States federal income tax purposes. Such holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the Preferred Securities.

RECEIPT OF SUBORDINATED DEBENTURES OR CASH UPON LIQUIDATION OF PREMIER CAPITAL TRUST

  Under certain circumstances, as described under "Description of the Preferred Securities--Redemption or Exchange" and "--Liquidation Distribution Upon Termination," the Subordinated Debentures may be distributed to holders of Preferred Securities upon a liquidation of Premier Capital Trust. Under current United States federal income tax law, such a distribution would be treated as a nontaxable event to each such holder and would result in such holder having an aggregate tax basis in the Subordinated Debentures received in the liquidation equal to such holder's aggregate tax basis in the Preferred Securities immediately before the distribution. A holder's holding period in the Subordinated Debentures so received in liquidation of Premier Capital Trust would include the period for which such holder held the Preferred Securities.

  If, however, a Tax Event were to occur based on Premier Capital Trust's being treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to holders of the Preferred Securities. Under certain circumstances described herein, the Subordinated Debentures may be redeemed for cash and the proceeds of such redemption distributed to holders in redemption of their Preferred Securities. Under current law, such a redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed Preferred Securities, and a holder would recognize gain or loss as if the holder sold such Preferred Securities for cash. See "Description of the Preferred Securities--Redemption or Exchange" and "--Liquidation Distribution Upon Termination."

DISPOSITION OF PREFERRED SECURITIES

  A holder of Preferred Securities that sells Preferred Securities will recognize gain or loss equal to the difference between its adjusted tax basis for the Preferred Securities and the amount realized on the sale of such Preferred Securities. Assuming that the Company's position that there is no OID initially is upheld, and the Company does not exercise its option to defer payment of interest on the Subordinated Debentures, a Preferred Security holder's adjusted tax basis for the Preferred Securities generally will be its initial purchase price. If the Subordinated Debentures are deemed to have been issued initially with OID, or OID results due to the Company's deferral of any interest payment, a Preferred Security holder's adjusted tax basis for the Preferred Securities generally will be its initial purchase price, increased by OID previously included in such holder's gross income to the date of disposition and decreased by distributions and other payments received on the Preferred Securities since the date the Subordinated Debentures are deemed to have OID. Such gain or loss generally will be a capital gain or loss (except to the extent any amount realized is treated as a payment of accrued interest with respect to such holder's pro rata share of the Subordinated Debentures) and will be a short-term, mid-term or long-term capital gain or loss depending on the length of time the Preferred Securities have been held.

  The Preferred Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying Subordinated Debentures. A holder that disposes of its Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the Subordinated Debentures through the date of disposition in income as ordinary income, and to add such amount to its adjusted tax basis in its pro rata share of the underlying Subordinated Debentures deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis (which basis will include, in the form of OID, all accrued but unpaid interest), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  Interest paid on the Subordinated Debentures, or the amount of OID on the Subordinated Debentures, if applicable, deemed held of record by individual citizens or residents of the United States, or certain trusts, estates, and partnerships, will be reported to the Internal Revenue Service ("IRS") on Forms 1099, which forms should be mailed to such holders of Preferred Securities by January 31 following each calendar year. Payments made on, and proceeds from the sale of, the Preferred Securities may be subject to a "backup" withholding tax (currently at 31%) unless the holder complies with certain identification and other requirements. Any amounts withheld under the backup withholding rules will be allowed as a credit against the holder's U.S. federal income tax liability provided the required information is provided to the IRS.

  THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON THE PARTICULAR SITUATION OF A HOLDER OF PREFERRED SECURITIES. HOLDERS OF PREFERRED SECURITIES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

                             ERISA CONSIDERATIONS

  Employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code ("Plans"), generally may purchase Preferred Securities, subject to the investing fiduciary's determination that the investment in Preferred Securities satisfies ERISA's fiduciary standards and other requirements applicable to investments by the Plan.

  In any case, the Company and/or any of its affiliates may be considered a "party in interest" (within the meaning of ERISA) or a "disqualified person" (within the meaning of Section 4975 of the Code) with respect to certain plans (generally, Plans maintained or sponsored by, or contributed to by, any such persons with respect to which the Company or an affiliate is a fiduciary or Plans for which the Company or an affiliate provides services). The acquisition and ownership of Preferred Securities by a Plan (or by an individual retirement arrangement or other Plans described in Section 4975(e)(1) of the Code) with respect to which the Company or any of its affiliates is considered a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such Preferred Securities are acquired pursuant to and in accordance with an applicable exemption.

  As a result, Plans with respect to which the Company or any of its affiliates is a party in interest or a disqualified person should not acquire Preferred Securities unless such Preferred Securities are acquired pursuant to and in accordance with an applicable exemption such as Prohibited Transaction Class Exemption ("PTCE") 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 91-38 (an exemption for certain transactions involving bank collective investment funds), PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts), PTCE 95-60 (an exemption for transactions involving certain insurance company general accounts) or PTCE 96-23 (an exemption for certain transactions determined by an in-house asset manager. Plans or other entities whose assets include Plan assets subject to ERISA or
Section 4975 of the Code proposing to acquire Preferred Securities should consult with their own counsel.

  In addition, a Plan fiduciary considering the purchase of Preferred Securities should be aware that the assets of Premier Capital Trust may be considered "plan assets" for ERISA purposes. Therefore, to avoid certain prohibited transactions under ERISA and the Code that could thereby result, each investing Plan, by purchasing the Preferred Securities, will be deemed to have directed Premier Capital Trust to invest in the Subordinated Debentures and to have appointed the Property Trustee.

                                 UNDERWRITING

  Pursuant to the Underwriting Agreement, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and subject to the terms and conditions thereof, the Underwriters named below, acting through J.C. Bradford & Co., Interstate/Johnson Lane Corporation and Sterne Agee & Leach, Inc., as representatives of the several Underwriters (the "Representatives"), have severally agreed to purchase from Premier Capital Trust the number of Preferred Securities set forth below opposite their respective names.

                                                                       NUMBER OF
NAME OF UNDERWRITER                                                     SHARES
-------------------                                                    ---------
J.C. Bradford & Co....................................................
Interstate/Johnson Lane Corporation...................................
Sterne Agee & Leach, Inc..............................................
                                                                         ----
 Total................................................................
                                                                         ====

  The several Underwriters have agreed in the Underwriting Agreement, subject to the terms and conditions set forth therein, to purchase all the Preferred Securities offered hereby if any of the Preferred Securities are purchased. In the event of default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

  The Representatives have advised Premier Capital Trust that they propose initially to offer the Preferred Securities to the public at the public offering price set forth on the cover page of this Prospectus. After the initial public offering, the public offering price may be changed.

  In view of the fact that the proceeds of the sale of the Preferred Securities will be used to purchase the Subordinated Debentures of the Company, the Underwriting Agreement provides that the Company will pay as compensation to the Underwriters arranging the investment therein of such proceeds, an amount in immediately available funds of $1.00 per Preferred Security (or $1,000,000 in the aggregate or $1,150,000 if the Underwriters' over-allotment option is exercised) for the accounts of the several Underwriters.

  The offering of the Preferred Securities is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offer without notice. The Underwriters reserve the right to reject any order for the purchase of the shares.

  Premier Capital Trust has granted the Underwriters an option to purchase up to an additional 150,000 Preferred Securities at the initial public offering price. Such option, which expires 30 days from the date of this Prospectus, may be exercised solely to cover over-allotments. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Preferred Securities to be purchased by it shown in the table above bears to the total and Premier Capital Trust and will be obligated pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such options only to cover over-allotments made in connection with the sale of shares of Preferred Securities offered hereby. If purchased, the Underwriters will sell such additional shares on the same terms as those on which the shares are being offered.

  To the extent that the Underwriters exercise their option to purchase additional Preferred Securities, Premier Capital Trust will issue and sell to the Company additional Common Securities and the Company will issue and sell Subordinated Debentures to Premier Capital Trust in an aggregate principal amount equal to the total aggregate Liquidation Amount of the additional Common Securities being purchased and the additional Preferred Securities being purchased pursuant to the option.

  During a period of 120 days from the date of this Prospectus, neither Premier Capital Trust nor the Company will, subject to certain exceptions, without the prior written consent of the Representatives, directly or indirectly, sell, offer to sell, grant any option for sale of, or otherwise dispose of, any Preferred Securities, any security convertible into or exchangeable into or exercisable for Preferred Securities or Subordinated Debentures or any debt securities substantially similar to the Subordinated Debentures or equity securities substantially similar to the Preferred Securities (except for the Subordinated Debentures and the Preferred Securities offered hereby).

  Application has been made to have the Preferred Securities approved for quotation on the American Stock Exchange, Inc. The offering price and distribution rate have been determined by negotiations among representatives of the Company and the Underwriters, and the offering price of the Preferred Securities may not be indicative of the market price following the offering. The Representatives will have no obligation to make a market in the Preferred Securities, however, and may cease market-making activities, if commenced, at any time.

  Premier Capital Trust and the Company have agreed to indemnify the Underwriters and controlling persons, if any, against certain liabilities, including liabilities under the Securities Act, or will contribute to payments that the Underwriters or any such controlling persons may be required to make in respect thereof.

                            VALIDITY OF SECURITIES

  Certain matters of Delaware law relating to the validity of the Preferred Securities, the enforceability of the Trust Agreement and the formation of Premier Capital Trust will be passed upon by Richards, Layton & Finger P.A., special Delaware counsel. Certain legal matters for the Company and Premier Capital Trust, including the validity of the Guarantee and the Subordinated Debentures will be passed upon for the Company and Premier Capital Trust by Womble Carlyle Sandridge & Rice, PLLC, Atlanta, Georgia, counsel to the Company and Premier Capital Trust. Certain legal matters will be passed upon for the Underwriters by Alston & Bird, LLP, Washington, D.C. Womble Carlyle Sandridge & Rice, PLLC and Alston & Bird, LLP, will rely on the opinion of Richards, Layton & Finger P.A. with regard to matters pertaining to Delaware law. Certain matters relating to United States federal income tax considerations will be passed upon for the Company by Womble Carlyle Sandridge & Rice, PLLC.

                                    EXPERTS

  The consolidated financial statements of the Company and its subsidiaries for the years ended December 31, 1994, 1995 and 1996 incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and the consolidated financial statements of the Company and its subsidiaries for the years ended December 31, 1994, 1995 and 1996 restated to give effect to the combination of Central and Southern with the Company, accounted for as a pooling of interests, incorporated herein by reference to the Company's Current Report on Form 8-K/A dated November 4, 1997, have been audited by Mauldin & Jenkins, LLC, independent certified public accountants, as stated in their reports, which reports are incorporated herein by reference, and have been so incorporated in reliance upon the authority of said firm as experts in accounting and auditing.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-SENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, PREMIER CAP-ITAL TRUST I OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR PREMIER CAPITAL TRUST I SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS COR-RECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTI-TUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   1
Incorporation of Certain Documents by Reference............................   2
Prospectus Summary.........................................................   4
Risk Factors...............................................................  12
The Company................................................................  18
Accounting Treatment.......................................................  20
Use of Proceeds............................................................  20
Ratios of Earnings to Fixed Charges........................................  20
Capitalization.............................................................  21
Selected Consolidated Financial Data.......................................  22
Premier Capital Trust......................................................  23
Description of the Preferred Securities....................................  24
Description of the Subordinated Debentures.................................  36
Description of the Guarantee...............................................  44
Relationship among the Preferred Securities,
 the Subordinated Debentures and the Guarantee.............................  47
Material Federal Income Tax Consequences...................................  48
ERISA Considerations.......................................................  51
Underwriting...............................................................  52
Validity of Securities.....................................................  53
Experts....................................................................  53

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      1,000,000 PREFERRED SECURITIES

                            PREMIER CAPITAL TRUST I

                    % CUMULATIVE TRUST PREFERRED SECURITIES
 (LIQUIDATION AMOUNT $25.00 PER PREFERRED SECURITY) FULLY AND UNCONDITIONALLY
                                GUARANTEED, AS
                             DESCRIBED HEREIN, BY

                                   LOGO

                           PREMIER BANCSHARES, INC.

                                ---------------

                                  PROSPECTUS

                                ---------------

                               J.C.Bradford&Co.

                            Interstate/Johnson Lane
                                  Corporation

                             SterneAgee&Leach,Inc.

                                      , 1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                PART II--INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The estimated expenses in connection with this offering are as set forth in the following table:

   Securities and Exchange Commission Registration Fee............... $   8,712
   National Association of Securities Dealers, Inc. Filing Fee....... $   3,200
                                                                      ---------
   American Stock Exchange, Inc. Listing Fee......................... $  10,000
   Blue Sky Qualification Fees and Expenses.......................... $     500
   Accounting Fees and Expenses...................................... $  20,000
                                                                      ---------
   Legal Fees and Expenses........................................... $  75,000
                                                                      ---------
   Trustees' Fees and Expenses....................................... $  12,500
                                                                      ---------
   Printing and Engraving Expenses................................... $  65,000
                                                                      ---------
   Transfer and Registrar Fees....................................... $   5,000
                                                                      ---------
   Miscellaneous..................................................... $  15,088
                                                                      ---------
    Total............................................................ $ 215,000
                                                                      =========

--------
* To be provided by amendment. All amounts other than the Securities and Exchange Commission registration fee, the American Stock Exchange, Inc. listing fee and the National Association of Securities Dealers, Inc. filing fee are estimated.

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

  The provisions of the Georgia Business Corporation Code (the "Georgia Code") and the Registrant's Bylaws set forth the extent to which the Registrant's directors and officers may be indemnified against liabilities they may incur while serving in such capacities. Under the Registrant's Bylaws, the Registrant is required to indemnify its officers and directors against reasonable expenses (including attorneys' fees) incurred by them in the defense of any action, suit or proceeding to which they were made a party, or in defense of any claim, issue or matter therein, by reason of the fact that they are or were officers, directors, employees or agents of the Registrant, to the extent that they have been successful, on the merits or otherwise, in such defense. The Registrant's Bylaws also permit indemnification of its directors and officers against any liability incurred in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that they are or were directors or officers of the Registrant or who, while directors or officers of the Registrant, are or were serving at the Registrant's request as directors, officers, partners, trustees, employees or agents of another entity, if they acted in a manner they believed in good faith to be in, or not opposed to, the best interests of the Registrant, or, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, if a determination has been made that they have met these standards of conduct. Such indemnification in connection with a proceeding by or in the right of the Registrant, however, is limited to reasonable expenses, including attorneys' fees, incurred in connection with the proceeding. The Registrant must also provide advancement of expenses incurred by any director or officer in defending any such action, suit or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such advances unless it is ultimately determined that he or she is not entitled to indemnification by the Registrant.

  The Registrant may not indemnify a director or officer in connection with a proceeding by or in the right of the Registrant in which the director or officer was adjudged liable to the Registrant for appropriation of a business opportunity or payment of unlawful dividends, in connection with a proceeding in which he or she was adjudged liable on the basis that he or she improperly received a personal benefit or for intentional misconduct or a knowing violation of law.

  The indemnification provisions of the Georgia Code are essentially identical to those set forth above, except that the Georgia Code permits, but does not require, a corporation to advance expenses under the circumstances for such payments described above.

  The Registrant maintains an insurance policy insuring the Registrant and its directors and officers against certain liabilities, including liabilities under the Securities Act.

  The Registrant's Articles of Incorporation provide that no director of the Company shall be personally liable to the Registrant or its shareholders for monetary damages for a breach of the duty of care or of any other duty as a director, except in the case of: (i) wrongful appropriation of any business opportunity of the Registrant; (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation or law;
(iii) liability for unlawful distributions; or (iv) any transaction from which the director derived an improper personal benefit.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

       EXHIBITS
       --------
 1.1*  Form of Underwriting Agreement.
 4.1*  Articles of Incorporation of the Company (Incorporated by reference as
       Exhibit 3.1 to the Company's Form 10-K for the fiscal year ended
       December 31, 1996).
 4.2*  Bylaws of the Company (Incorporated by reference as Exhibit 3.2 to the
       Company's Form 10-QSB for the quarter ended September 30, 1996).
 4.3   Form of Indenture.
 4.4   Form of Subordinated Debenture.
       Certificate of Trust of Premier Capital Trust I dated as of October 21,
 4.5*  1997.
 4.6*  Trust Agreement of Premier Capital Trust I dated as of October 21, 1997.
 4.7   Form of Amended and Restated Trust Agreement of Premier Capital Trust.
       Form of Common Stock Securities Certificate (included as an exhibit to
 4.8   Exchibit 4.7).
 4.9   Form of Global Preferred Security Certificate of Premier Capital Trust.
       Form of Preferred Securities Guarantee Agreement for Premier Capital
 4.10  Trust.
       Form of Agreement as to Expenses and Liabilities (included as an exhibit
 4.11  to Exhibit 4.7).
 5.1   Opinion of Womble Carlyle Sandridge & Rice, PLLC as to the validity of the issuance of the Subordinated Debentures.
 5.2   Opinion of Richards Layton & Finger P.A., special Delaware counsel, as to the legality of the Preferred Securities to be issued by Premier
       Capital Trust.
       Opinion of Womble Carlyle Sandridge & Rice, PLLC as to material federal
 8.1   income tax matters.
 12.1* Statement Regarding Computation of Ratio of Earnings to Fixed Charges.
 23.1  Consent of Mauldin & Jenkins, LLC, Independent Auditors.
 23.2  Consent of Womble Carlyle Sandridge & Rice, PLLC (to be included in their opinions filed herewith as Exhibits 5.1 and 8.1).
 23.3  Consent of Richards, Layton & Finger P.A. (to be included in their opinion filed herewith as Exhibit 5.2).
 24.1  Power of Attorney (included on the signature page).
 25.1* Form T-1 Statement of Eligibility of State Street Bank & Trust Company
       to act as trustee under the Indenture.
 25.2* Form T-1 Statement of Eligibility of State Street Bank & Trust Company
       to act as trustee under Amended and Restated Trust Agreement.
 25.3* Form T-1 Statement of Eligibility of State Street Bank & Trust Company
       to act as trustee under the Preferred Securities Guarantee Agreement.

--------

* Previously filed.

ITEM 17. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under "Item 15--Indemnification of Directors and Officers" above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The Company hereby undertakes that: (i) for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; (ii) for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (iii) for the purpose of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this first amendment to Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Atlanta, Georgia, on November 6, 1997.

                                          PREMIER BANCSHARES, INC.

                                             /s/ Robert C. Oliver
                                          By: _________________________________

                                             ROBERT C. OLIVER, PRESIDENT

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Darrell D. Pittard and Robert C. Oliver and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the Requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


            SIGNATURE                          TITLE                       DATE
            ---------                          -----                       ----
    /s/ N. Michael Anderson*                 Director                November 6, 1997
_________________________________
       N. MICHAEL ANDERSON
    /s/ George S. Carpenter*                 Director                November 6, 1997
_________________________________
       GEORGE S. CARPENTER
      /s/ James L. Coxwell*                  Director                November 6, 1997
_________________________________
        JAMES L. COXWELL
      /s/ Donald N. Ellis*                   Director                November 6, 1997
_________________________________
         DONALD N. ELLIS
   /s/ William M. Evans, Jr.*                Director                November 6, 1997
_________________________________
      WILLIAM M. EVANS, Jr.
      /s/ John H. Ferguson*                  Director                November 6, 1997
_________________________________
        JOHN H. FERGUSON
      /s/ James E. Freeman*                  Director                November 6, 1997
_________________________________
        JAMES E. FREEMAN

            SIGNATURE                          TITLE                       DATE
            ---------                          -----                       ----
      /s/ Albert F. Gandy*         Director                          November 6, 1997
_________________________________
         ALBERT F. GANDY
      /s/ Robin R. Howell*         Director                          November 6, 1997
_________________________________
         ROBIN R. HOWELL
      /s/ Billy H. Martin*         Director                          November 6, 1997
_________________________________
         BILLY H. MARTIN
       /s/ Steve McQuaig*          Director                          November 6, 1997
_________________________________
          STEVE MCQUAIG
      /s/ Robert C. Oliver         Director, President and           November 6, 1997
_________________________________   Chief Operating Officer
        ROBERT C. OLIVER
    /s/ Thomas E. Owen, Jr.*       Director                          November 6, 1997
_________________________________
       THOMAS E. OWEN, JR.
     /s/ Darrell D. Pittard*       Chairman and Chief Executive      November 6, 1997
_________________________________   Officer (principal
       DARRELL D. PITTARD           executive officer)
    /s/ Michael E. Ricketson*      Chief Financial Officer and       November 6, 1997
_________________________________   Executive Vice President
      MICHAEL E. RICKETSON          (principal financial and
                                    accounting officer)
* By: ___________________________
        ROBERT C. OLIVER
       AS ATTORNEY-IN-FACT

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act, Premier Capital Trust I certifies that it has reasonable grounds to believe that it meets all the requirements for filing this first amendment to Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Atlanta, Georgia on November 6, 1997.

                                          PREMIER CAPITAL TRUST I


                                             /s/ Robert C. Oliver
                                          By: _________________________________
                                             ROBERT C. OLIVER, TRUSTEE

                                 EXHIBIT INDEX

 1.1*  Form of Underwriting Agreement.
 4.1*  Articles of Incorporation of the Company (Incorporated by reference as
       Exhibit 3.1 to the Company's Form 10-K for the fiscal year ended
       December 31, 1996).
 4.2*  Bylaws of the Company (Incorporated by reference as Exhibit 3.2 to the
       Company's Form 10-QSB for the nine months ended September 30, 1996).
 4.3   Form of Indenture.
 4.4   Form of Subordinated Debenture.
 4.5*  Certificate of Trust of Premier Capital Trust I dated as of October 21,
       1997.
 4.6*  Trust Agreement of Premier Capital Trust I dated as of October 21, 1997.
 4.7   Form of Amended and Restated Trust Agreement of Premier Capital Trust.
 4.8   Form of Common Securities Certificate (included as an exhibit to Exhibit
       4.7)
 4.9   Form of Global Preferred Security Certificate of Premier Capital Trust.
 4.10  Form of Preferred Securities Guarantee Agreement for Premier Capital
       Trust.
 4.11  Form of Agreement as to Expenses and Liabilities (included as an exhibit to Exhibit 4.7).
 5.1   Opinion of Womble Carlyle Sandridge & Rice, PLLC as to the validity of the issuance of the Subordinated Debentures.
 5.2   Opinion of Richards Layton & Finger P.A., special Delaware counsel, as to the legality of the Preferred Securities to be issued by Premier
       Capital Trust.
 8.1   Opinion of Womble Carlyle Sandridge & Rice, PLLC as to material federal income tax matters.
 12.1* Statement Regarding Computation of Ratio of Earnings to Fixed Charges.
 23.1  Consent of Mauldin & Jenkins, LLC, Independent Auditors.
 23.2  Consent of Womble Carlyle Sandridge & Rice, PLLC (to be included in their opinions filed herewith as Exhibits 5.1 and 8.1).
 23.3  Consent of Richards, Layton & Finger P.A. (to be included in their opinion filed herewith as Exhibit 5.2).
 24.1  Power of Attorney (included on the signature page).
 25.1  Form T-1 Statement of Eligibility of State Street Bank & Trust Company
       to act as trustee under the Indenture.
 25.2* Form T-1 Statement of Eligibility of State Street Bank & Trust Company
       to act as trustee under Amended and Restated Trust Agreement.
 25.3* Form T-1 Statement of Eligibility of State Street Bank & Trust Company
       to act as trustee under the Preferred Securities Guarantee Agreement.

--------

* Previously filed.